Exhibit 10.T

STOCK PURCHASE AGREEMENT

Between

IAP WORLDWIDE SERVICES INC.

and

JOHNSON CONTROLS, INC.

Dated as of December 17, 2004

Section 9.3 Intellectual Property License	58
Exhibits Redacted

     STOCK PURCHASE AGREEMENT, dated as of December 17, 2004, (the “Agreement”), between Johnson Controls Inc., a Wisconsin corporation (“Seller”), and IAP Worldwide Services Inc., a Delaware corporation (“Buyer,” and with Seller, the “Parties”).

W I T N E S S E T H:

     WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of capital stock of Johnson Controls World Services, Inc., a Florida corporation (the “Company”); and

     WHEREAS, prior to or concurrently with this transaction, Seller has transferred ownership of the following subsidiaries of the Company to Seller: Johnson Controls Building Automation Systems, LLC, a Delaware limited liability company (“JCBAS”), and Johnson Controls Security Systems, LLC, a Florida limited liability company (“JCSS”); and

     WHEREAS, Seller, through these transferred subsidiaries or other entities, plans to continue doing business with the United States Government in the areas of security services, operations and maintenance functions for a portion of facilities, and providing services relating to building controls, energy savings and other products or services provided by Seller’s Controls business, which does not compete with the current business of the Company; and

     WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Shares as more specifically provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I — PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) Shares. Seller agrees to sell, assign, transfer, convey, and deliver to Buyer, and Buyer agrees to purchase, accept, acquire, and take assignment and delivery of, the Shares for the consideration specified in Section 1.2 hereof.

Section 1.2 Purchase Price

(a) Purchase Price. Based upon the amount of Net Working Capital equal to $50,000,000 (the “Base Net Working Capital Amount”), as derived from the consolidated balance sheet of the Company and its consolidated Subsidiaries dated September 30, 2004 and as set forth on the reference date balance sheet attached hereto as Exhibit A and the adjustments reflected thereon (the

“Reference Date Balance Sheet”), and the due diligence performed by Buyer prior to the date of this Agreement, the purchase price (the “Purchase Price”) to be paid for the Shares shall be the sum of (i) $279.1 million, as adjusted pursuant to Section 1.2(b) below (the “Preliminary Purchase Price”) and (ii) (A) plus the amount by which the Final Net Working Capital Amount exceeds the Base Net Working Capital Amount or (B) minus the amount by which the Base Net Working Capital Amount exceeds the Final Net Working Capital Amount.

(b) Adjustment of Preliminary Purchase Price. Subsequent to the date of this Agreement, Buyer shall perform additional due diligence pursuant to the terms of that certain offer letter from an affiliate of Buyer dated November 15, 2004 and executed by Seller and receive the Disclosure Letter from Seller pursuant to Section 1.05. Based upon any information obtained by Buyer during the course of Buyer’s due diligence with respect to the Company, or any information contained in the Disclosure Letter (or Buyer’s due diligence with respect thereto), and any further negotiations between Buyer and Seller, Buyer and Seller shall either (i) confirm that the Preliminary Purchase Price shall remain $279.1 million or (ii) agree to a new Preliminary Purchase Price, in either case, in writing within twenty-two (22) business days after January 10, 2005. Buyer and Seller acknowledge that any renegotiation of the Preliminary Purchase Price is not limited to a downward adjustment for errors or other numerically quantified items identified in Buyer’s due diligence review, the Disclosure Letter, or Buyer’s due diligence with respect thereto, but may take into account broader negative implications from Buyer’s perspective flowing therefrom affecting Buyer’s valuation of the Company. Buyer shall provide a notice to Seller with respect to its proposed Preliminary Purchase Price pursuant to the foregoing sentence within twenty (20) business days after January 10, 2005. If the Buyer and Seller cannot reach an agreement with respect to either subsection (i) or (ii) hereof, either party shall have the right to cancel and terminate this Agreement pursuant to Section 8.1 hereof.

(c) “Net Working Capital”. For purposes hereof, the term “Net Working Capital” shall mean the amount by which (a) the aggregate amount of current assets of billed accounts receivable, unbilled accounts receivable (excluding intercompany and related party receivables), inventories, and other current assets reflected on the Reference Date Balance Sheet (the “Current Assets”) exceeds (b) the aggregate amount of current liabilities of accounts payable (excluding intercompany and related party payables), accrued compensation and benefits and other current liabilities reflected on the Reference Date Balance Sheet (the “Current Liabilities”). The Reference Date Balance Sheet and the Closing Date Balance Sheet shall (i) contain only the foregoing line item categories and the trial balance accounts that comprise each of such line item categories, (ii) be prepared from the books and records of the Company and its consolidated Subsidiaries, on a stand-alone basis, in accordance with GAAP and the same accounting principles used in the preparation of the balance sheets included in the Financial Statements, (iii) not reflect any purchase accounting adjustments and (iv) not reflect any amounts relating to the Retained Contracts (collectively the “Accounting Principles”).

(d) Closing Date Balance Sheet

     (i) Closing Date Balance Sheet. A balance sheet for the Company and its consolidated Subsidiaries dated as of the Closing Date (the “Closing Date Balance Sheet”) shall be prepared by Buyer in accordance with the Accounting Principles. Seller shall be given a copy of the Closing Date Balance Sheet no later than sixty (60) days after the Closing Date.

     (ii) Purchase Price Report. Based upon the Closing Date Balance Sheet, Buyer shall calculate the amount of Net Working Capital as derived from the Closing Date Balance Sheet (the “Final Net Working Capital Amount”). The calculation of the Final Net Working Capital Amount shall be contained in a written report (the “Purchase Price Report”). Buyer shall deliver the Purchase Price Report to Seller together with the Closing Date Balance Sheet.

     (iii) Notice of Objection. For the purpose of determining the Final Net Working Capital Amount, the Closing Date Balance Sheet and the Purchase Price Report shall be binding on both parties unless, within thirty (30) days of Seller’s receipt of the proposed Purchase Price Report and the Closing Date Balance Sheet, Buyer receives from Seller a statement listing all objections, together with an explanation, with reasonable detail, of each and the specific amount of adjustment to the Final Net Working Capital Amount requested by Seller (a “Notice of Objection”).

     (iv) Final Net Working Capital Determination. The Parties shall attempt to resolve their differences regarding the Final Net Working Capital Amount as soon as possible after the Notice of Objection has been received. If this is not possible within a period of thirty (30) days of Buyer’s receipt of the Notice of Objection, an independent accounting firm shall prepare a binding Closing Date Balance Sheet, including a determination of the Final Net Working Capital Amount. The independent accounting firm (the “Designated Accountant”) shall be a “Big 4” accounting firm selected by the mutual consent of Buyer and Seller at the request of either of the Parties. The decision of the Designated Accountant with respect to the Final Net Working Capital Amount shall be final and binding on the Parties. However, its review shall be limited to the points raised in the Notice of Objection based on supporting documentation provided by Buyer and Seller. The Designated Accountant may not amend the Closing Date Balance Sheet and the Purchase Price Report to a greater extent than provided for in the Notice of Objection. The costs of the Designated Accountant shall be equally shared between the Parties.

     (v) Exchange of Information. For purposes of the review of the Closing Date Balance Sheet and/or the Purchase Price Report, the Parties shall have their auditors make their working papers available to the other Party and, if requested, their respective auditors and to the Designated Accountant and make available to each other all other relevant books and records, data, and other information relating to the Company.

(e) Payment of Purchase Price

     (i) On the Closing Date, the Buyer shall Pay to Seller the Preliminary Purchase Price.

     (ii) If the Final Net Working Capital Amount (as determined in accordance with Section 1.2(d) above) exceeds the Base Net Working Capital Amount, Buyer shall, within three (3) business days following the date of such determination, pay to Seller an amount equal to such excess. If the Final Net Working Capital Amount (as determined in accordance with Section 1.2(d) above) is less than the Base Net Working Capital Amount, Seller shall, within three (3) business days following the date of such determination, pay to Buyer an amount equal to such difference.

     (iii) Payments pursuant to this Section 1.2 shall be made by wire transfer of immediately available funds to the respective bank accounts of the Parties as shall be directed by written notice delivered by a Party to the other Party at least two (2) business days prior to the date that any such payment is due hereunder.

Section 1.3 Closing Date.

Delivery of the Shares and payment to Seller of the Preliminary Purchase Price (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, at 1 Chase Manhattan Plaza, New York, NY, 10005, at 10:00 A.M. (local time) on the date that is within seven (7) business days after the date all conditions in Article VI are either satisfied or waived (other than those that must be satisfied or waived in writing at the Closing), by Buyer in the case of Section 6.1 and the Seller in the case of Section 6.2, and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act (as defined below), or on such other time, date or place as may be mutually agreed upon in writing by Buyer and Seller (the “Closing Date”).

Section 1.4 Delivery and Payment.

On the Closing Date, Seller shall deliver to Buyer certificates representing the Shares duly endorsed and in form for transfer to Buyer or accompanied by stock powers endorsed in blank and, Buyer shall pay to Seller the Preliminary Purchase Price in immediately available funds by federal funds check or bank wire transfer to an account designated by Seller.

Section 1.5 Disclosure Letter.

The Seller will deliver to Buyer a Disclosure Letter (the “Disclosure Letter”) within ten (10) business days after January 10, 2005 (the “Disclosure Letter Delivery Date”).

ARTICLE II — REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows as of the Disclosure Letter Delivery Date:

Section 2.1 Organization and Authority of Seller.

Seller is a corporation validly existing under the laws of the State of Wisconsin, with corporate power to own its properties and conduct its business as now conducted by it and to enter into, and to perform its obligations under, this Agreement, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action of Seller, and this Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and that Buyer has full power, authority and legal right to enter into and perform its obligations hereunder, is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Except as set forth in Section 2.1 of the Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Seller do not conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Seller, or any material indenture, mortgage, deed of trust, lease or other agreement to which Seller is a party or by which it or any of its property is bound, or any judgment, decree or order, applicable to Seller, of any court or other governmental authority. Except as set forth in Section 2.1 of the Disclosure Letter and other than as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), the applicable reporting requirements under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and applicable Industrial-Security Regulations (as defined in Section 5.4 hereof), no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, national, state or local governmental or regulatory agency or authority is required to be made or obtained by Seller or the Company in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

Section 2.2 Organization, Authority, and Qualification of the Company.

The Company is a corporation validly existing and in good standing under the laws of the State of Florida with corporate power to own, use and lease its properties and to conduct its business as now conducted by it and is duly qualified, licensed or admitted as a foreign corporation to do business and is in good standing in each jurisdiction specified in Section 2.2 of the Disclosure Letter, which are the only jurisdictions in which the ownership, use or leasing of its properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be so qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company becoming qualified or admitted and in good standing. Except as set forth in Section 2.2 of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement do not (a) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or any Subsidiary, (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any liens, charges, pledges, security interests, or other encumbrances upon the Company or any Subsidiary, or any of their respective assets and properties under, any indenture, mortgage, deed of trust, lease or other agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property of the Company or any Subsidiary is bound, or (c) subject to obtaining the consents, approvals and actions specified in Section 2.2 of the Disclosure Letter, conflict with or result in a violation or breach of any term or provision of any judgment, decree or order, applicable to the Company or the Subsidiaries, of any court or other governmental authority.

Section 2.3 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 5,000 shares of common stock, par value $1.00 per share, of which 5,000 shares are currently outstanding. All of such outstanding shares were duly authorized, validly issued and are fully paid and non-assessable. The Shares are owned of record and beneficially by Seller and the Shares are free and clear of any liens, charges, pledges, security interests, or other encumbrances.

(b) Other than pursuant to this Agreement and as set forth in Section 2.3(b) of the Disclosure Letter, there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments obligating Seller, the Company or the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, the Shares or any shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Company or its Subsidiaries or obligating Seller, the Company or the Subsidiaries to grant, extend or enter into any such agreement or commitment.

Section 2.4 Subsidiaries of the Company.

(a) Section 2.4(a) of the Disclosure Letter lists the name of each subsidiary of the Company in which the Company directly or indirectly beneficially owns securities representing fifty percent (50%) or more of the aggregate voting power (such subsidiaries being collectively referred to herein as the “Subsidiaries”), together with the jurisdiction of its organization, the percentage of shares of each class of its capital stock (or other equity interest) owned by the Company and all other record owners of such outstanding capital stock. The shares of capital stock of each Subsidiary that are owned by the Company are free and clear of all liens, charges, pledges, security interests or other encumbrances, other than as set forth in Section 2.4(a) of the Disclosure Letter, and all such capital stock is duly authorized, validly issued, fully paid and non-assessable. No Subsidiary owns any capital stock (or other equity interest) in another Subsidiary. Each Subsidiary is a limited liability company validly existing and in good standing under the laws of its respective jurisdiction of organization, has the power and authority to own, use and lease its properties and to conduct its business as now conducted by it, and is duly qualified, licensed or admitted as a foreign company to do business and is in good standing in each jurisdiction specified in Section 2.4(a) of the Disclosure Letter, which are the only jurisdictions in which the ownership, use or leasing of its properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be so qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Subsidiary becoming qualified or admitted and in good standing.

(b) Section 2.4(b) of the Disclosure Letter lists the name of each entity in which the Company directly or indirectly beneficially own securities representing at least twenty percent (20%), but less than fifty percent (50%), of the aggregate voting power (the “Investment Entities”), together with the jurisdiction of its organization, the percentage of shares of each class of its capital stock (or other equity interests) so held and all of the other record owners of such outstanding capital stock. No Investment Entity owns any capital stock (or other equity interest) in another Investment Entity.

(c) Except as set forth in Section 2.4(c) of the Disclosure Letter, any obligations to make any capital contributions to or any payments in respect of the Subsidiaries and Investment Entities have been satisfied in full.

Section 2.5 Financial Statements.

Exhibit B hereto contains the consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 2003 and September 30, 2004 previously furnished to Buyer and the related consolidated statements of income and retained earnings and cash flows for the years then ended, together with the notes relating thereto (such financial statements, including the notes relating thereto, being hereinafter referred to as the “Financial Statements”). The Financial Statements present fairly, in all material respects, in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be otherwise noted therein) the consolidated financial position of the Company and its consolidated Subsidiaries, on a stand-alone basis, as of the respective dates set forth therein and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods set forth therein. The Financial Statements were compiled from the books and records of the Company regularly maintained by management and used to prepare the Financial Statements in accordance with the principles stated therein. The Company and the Subsidiaries have maintained their respective books and records in a manner sufficient to permit the preparation of the Financial Statements in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise noted therein). The management of the Company has established and maintained internal controls and procedures designed to ensure that material information about the Company and its business is made known to the officers of the Company on a timely basis and such internal controls have been effective in all material respects. The Final Net Working Capital Amount shall be sufficient for the Company and its Subsidiaries to conduct their respective businesses, operations and activities in the ordinary course and consistent with past practices.

Section 2.6 Interim Financial Statements.

Exhibit C hereto contains a consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 31, 2004 and the related consolidated statement of income for the one (1) month period since September 30, 2004 (such financial statements being hereinafter referred to as the “Interim Financial Statements”). Except as may be otherwise noted therein or in Section 2.6 of the Disclosure Letter and subject to year-end adjustments, the Interim Financial Statements present fairly, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods involved (except for the absence of detailed notes), the consolidated financial position of the Company and its consolidated Subsidiaries, on a stand-alone basis, as of October 31, 2004, and the consolidated results of their operations for the one (1) month period then ended.

Section 2.7 Absence of Undisclosed Liabilities.

Except as provided for in the Financial Statements or as reflected in the notes thereto, or as set forth in Section 2.7 of the Disclosure Letter, at the last day of the respective periods covered by Financial Statements, there were no liabilities or obligations, contingent or otherwise, of the Company or the Subsidiaries that were not provided for in such financial statements or reflected in the notes thereto. Except as otherwise disclosed in the Financial Statements or Section 2.7 of the Disclosure Letter, since the last day of the period covered by the Financial Statements, (a) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, except (i) such as may have arisen in the ordinary course of business or (ii) such as are the result of the transactions contemplated by this Agreement, and (b) there has been no Material Adverse Effect.

Section 2.8 Absence of Certain Changes or Events.

Except as otherwise disclosed in this Agreement or set forth in Section 2.8 of the Disclosure Letter, since September 30, 2004 (or since September 30, 2003 in the case of item (ix) below), the Company and the Subsidiaries have conducted their business in the ordinary and usual course and there has not been (i) any change or amendment to their articles of incorporation or by-laws; (ii) any issuance or sale of any shares of their capital stock or the issuance or sale of any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of their capital stock, or any agreements obligating any of them to do any of the foregoing; (iii) any dividends declared, set aside, paid or made with respect to the Shares; (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting the properties or business of the Company or of the Company and the Subsidiaries considered as a whole; (v) any increase in the compensation payable or to become payable by the Company or any of the Subsidiaries to any of their officers or employees or any adoption, amendment or change to, or any increase in, any employment, change-in-control, severance, bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any such officers or employees; (vi) any material labor dispute involving the Company or any of the Subsidiaries, (vii) any transactions between the Company or any of the Subsidiaries, on the one hand, and Seller or any subsidiary, officer, director or affiliate of Seller (other than the Company and its Subsidiaries) or any officer or director of the Company or any of the Subsidiaries, on the other hand, other than employment arrangements consistent with past practice and employment-related agreements set forth in Section 2.8(vii) of the Disclosure Letter; (viii) (A) incurrences by the Company or any Subsidiary of indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any indebtedness of or owing to the Company or any Subsidiary other than pursuant to Section 5.13 of this Agreement after the date of this Agreement but prior to the Closing; (ix) any change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary; (x) any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Company or any Subsidiary in an aggregate amount exceeding $25,000; (xi) any acquisition or disposition of, or incurrence of any liens, charges, pledges, security interests, or other encumbrances on, any assets and properties of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; (xii) any (A) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (B) merger or other business combination involving the Company or any Subsidiary and any other person other than the dissolution or transfer of certain

Subsidiaries as set forth on Section 2.4 of the Disclosure Letter; (xiii) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Sections 2.12 and 2.20 and or (B) any material license held by the Company or any Subsidiary; (xiv) capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an aggregate amount exceeding $25,000; (xv) any commencement or termination by the Company or any Subsidiary of any line of business; (xvi) any entering into of a contract to do or engage in any of the foregoing after the date hereof; or (xvii) any other commitment or transaction entered into by the Company or any of the Subsidiaries that is material to the Company or to the Company and the Subsidiaries considered as whole, other than in the ordinary course of business.

Section 2.9 Title to Properties; Absence of Liens and Encumbrances, etc.

Each of the Company and the Subsidiaries has good title to all of its properties and assets, real or personal, free and clear of any liens, encumbrances and defects, except for (i) any liens, encumbrances or defects disclosed in Section 2.9 of the Disclosure Letter (ii) any liens or encumbrances for Taxes and assessments not yet past due or which are being contested in good faith and for which appropriate reserves have been made; and (iii) mechanic, materialmen, workmen, repairmen, warehousemen, carriers and other similar liens and encumbrances. All real property owned by the Company or the Subsidiaries and all leases, including leases of real property, under which any of the Company or the Subsidiaries is the lessee and that require a lease payment in excess of $25,000 annually (the “Leases”) are listed in Section 2.9 of the Disclosure Letter. Except as set forth in Section 2.9 of the Disclosure Letter, (x) each such Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to Seller’s Knowledge, of each other person that is a party thereto, and (y) neither the Company nor any of the Subsidiaries has received notice of any material default by the Company or any such Subsidiary under any of the Leases and, neither the Company nor any such Subsidiary is in default in any material respect under any of the Leases. The buildings and other improvements, machinery, equipment and other tangible assets used in the business or operation of the Company and the Subsidiaries as currently conducted are owned, used or leased by the Company or the Subsidiaries free from material defects (patent or latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair. Except as disclosed in Section 2.9 of the Disclosure Letter, there are no facilities or services which are used in connection with any business or operations of the Company and its Subsidiaries which are shared with Seller or any of its affiliates (other than the Company and its Subsidiaries). As of the date hereof, the properties and assets owned or leased by the Company and its Subsidiaries are and, assuming no material changes, as of the Closing Date, such properties and assets will be, sufficient to conduct the business or operations of the Company and its Subsidiaries to the same extent as heretofore conducted by them in the ordinary course of business as of the Closing.

Section 2.10 Litigation.

Except as disclosed in Section 2.10 of the Disclosure Letter, there are no actions, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened against the Company or any of the Subsidiaries at law, in equity or otherwise, in, before or by, any court or governmental agency or authority that, (i) has or could reasonably be expected to have a Material Adverse Effect, (ii) could result in the issuance of a judgment, order, injunction, decree, or stipulations restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Buyer or, (iii) if determined adversely to Seller, the Company or a Subsidiary, could reasonably be expected to result in any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations. To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any material actions, suits, proceedings or investigations that would be required to be disclosed pursuant to the immediately preceding sentence. Except as disclosed in Section 2.10 of the Disclosure Letter, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of the Subsidiaries or against any of their properties or businesses that have or could reasonably be expected to have a Material Adverse Effect.

For the purposes of this Agreement, (a) “Material Adverse Effect” means any material adverse effect (i) on the business, assets and properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole, (ii) on the ability of the Company or Seller to perform in any material respect their respective obligations under or with respect to, or to consummate the transactions contemplated by, this Agreement, or (iii) on the ability of the Company to conduct its businesses and to own or lease its assets and properties in substantially the same manner in which such businesses are conducted and such assets and properties are owned or leased on the Closing Date; and (b) “Seller’s Knowledge” shall mean the actual knowledge of Thomas Andrews, Mark Chatelain, Dwight Clark, Mark Filteau, Edward Hamm, James Kaylor, Bettie Kennedy, Carol S. King, Tom Lampley, Michael McCarty, Laura Mitchell, Lisa Sheldon, Kevin Smith and David Toops, after each such person has made appropriate and reasonable investigations and inquiries.

Section 2.11 Compliance with Law.

Except as set forth in Section 2.11 of the Disclosure Letter, (a) the business of the Company and the Subsidiaries is not and at any time in the last five (5) years has not been conducted in violation of any law, ordinance or published regulation of any governmental entity, except for possible violations that do not have and could not reasonably be expected to have a Material Adverse Effect, and (b) all governmental approvals, permits and licenses required by the Company and the Subsidiaries to conduct their business as conducted by them at any time in the last five (5) years have been obtained and are in full force and effect and are being complied with in all material respects, except for those the absence of which do not have and could not reasonably be expected to have a Material Adverse Effect.

Section 2.12 Contracts.

(a) Section 2.12(a) of the Disclosure Letter (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following contracts in effect on the date hereof (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Buyer prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of its assets and properties is bound:

(i) (A) all contracts (excluding Employee Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, together with the name, position and rate of compensation of each person party to such a contract and the expiration date of each such contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Employee Benefit Plans and any such contracts referred to in clause (A)), involving in the case of either clause (A) or clause (B) an obligation of the Company or any Subsidiary to make payments in any year to any person exceeding $50,000 or any group of similarly situated persons exceeding $100,000 in the aggregate;

(ii) all contracts with any person containing any provision or covenant (A) purporting to prohibit or limit the ability of the Company or any Subsidiary (or after giving effect to the transactions contemplated hereby, Buyer and its affiliates) to engage in any business activity or compete with any person or prohibiting or limiting the ability of any person to compete with the Company or any Subsidiary (except for any teaming agreement entered into in the ordinary course of business for purposes of submitting a joint bid with respect to any single proposed contract or series of related contracts with a single customer provided that such provision or covenant does not extend beyond the term of the related customer contract or apply to any other customer) or (B) that could result in a breach or default by the Company based upon any action or inaction by Buyer or its affiliates after the Closing;

(iii) any contract (or group of related contracts) for the lease of personal property to or from any person providing for lease payments in excess of $100,000 over the full term of the contract;

(iv) any contract (or group of related contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property,

or for the furnishing or receipt of services, the performance of which involves consideration in excess of $100,000 over the full term of the contract;

(v) any contract concerning a partnership or joint venture;

(vi) any contract (or group of related contracts) under which the Company has incurred any indebtedness over $25,000 or under which it has imposed a lien, charge, pledge, security interest, or other encumbrance on any of its assets and properties, tangible or intangible;

(vii) all contracts relating to a business combination involving the Company or any Subsidiary or to which the Company or any Subsidiary is a party;

(viii) any collective bargaining contracts;

(ix) all contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, charge, pledge, security interest, or other encumbrance, to purchase or sell any assets and properties or to change the lines of business in which it participates or engages or to engage in any business combination or (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(x) all customer contracts that can reasonably be expected to generate revenues for the Company or any Subsidiary in excess of $100,000 over the full term of such contract (assuming the exercise of all unexercised options to extend the term of such contract);

(xi) all contracts, including, without limitation, any licenses or royalty agreements, that require the Company or any Subsidiary to make any payments based on its sales, earnings, net income, earnings before interest, Taxes, depreciation and amortization, or any other or similar measure of the Company’s or any Subsidiary’s financial results;

(xii) any contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xiii) any Government Contract; and

(xiv) any other contract (or group of related contracts) the performance of which involves consideration in excess of $50,000 over the full term of the contract.

If between the date hereof and the Closing Date the Company enters into a contract required to be listed in Section 2.12(a) of the Disclosure Letter, the

Company shall deliver to Buyer at the Closing an amended Section 2.12(a) of the Disclosure Letter to include a true and complete list of each such contract.

(b) In all material respects, each contract required to be listed in Section 2.12(a) of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or any Subsidiary and, to the Seller’s Knowledge, of each other party thereto, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), nor, to Seller’s Knowledge, any other party to such contract is, or has received notice that it is, in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract) in any material respect.

(c) Neither the Company nor any Subsidiary has any outstanding powers of attorney or comparable delegations of authority executed on behalf of the Company or such Subsidiary.

Section 2.13 Brokers and Finders.

With the exception of Goldman Sachs & Co., Seller has not employed any broker, finder, consultant, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith. Seller shall be responsible to make payments, if any, to which Goldman Sachs & Co. shall be entitled.

Section 2.14 Insurance.

Section 2.14 of the Disclosure Letter contains a true and complete list (including the names of the insurers, the names of the persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, life, directors’ and officers’ liability and other insurance policies currently in effect that insure the Company or any Subsidiary or its business, operations, officers, directors or employees (whether full time or contract), or affect or relate to the ownership, use or operation of any of the assets and properties of the Company or any Subsidiary and that (i) have been issued to the Company or any Subsidiary or (ii) have been issued to any person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse, and no insurer will have the right to terminate any such policy, by reason of the transactions contemplated by this Agreement. With respect to each policy listed in Section 2.14 of the Disclosure Letter (i) the policy is legal, valid, binding, enforceable and in full force and effect, no premiums due thereunder have not been paid in all material respects; (ii) neither the

Company or any Subsidiary nor, to Seller’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred to Seller’s Knowledge which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iii) neither the Company or any Subsidiary nor, to Seller’s Knowledge, any other party to the policy has repudiated any provision thereof. Except as set forth in Section 2.14 of the Disclosure Letter, to Seller’s Knowledge such insurance policies are placed with financially sound and reputable insurers and are in amounts and have coverages that are reasonable and customary for persons engaged in businesses and operations comparable to those of the Company or any Subsidiary and having assets and properties comparable to those of the Company or any Subsidiary.

Section 2.15 Tax Matters.

(a) All Tax Returns required to be filed by the Company and each of its Subsidiaries or on their behalf have been duly filed and all such Tax Returns are true, complete, and correct in all material respects. All Taxes that are due or claimed to be due from the Company or any of its Subsidiaries have been paid and adequate provision in accordance with GAAP has been made for all accrued Taxes not yet due and payable.

(b) There are no current, pending or, to the Seller’s Knowledge, threatened audits, assessments, or other examinations relating to Taxes by any Taxing Authority or any judicial or administrative proceedings relating to Taxes, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or threatened.

(c) The Company and each of its Subsidiaries has complied in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental or regulatory authority all amounts required to be so withheld and paid over under applicable laws.

(d) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or any such Subsidiaries, as a transferee, successor or otherwise (including, without limitation any liability under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign law).

(e) Except as set forth in Section 2.15(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of a group which files a consolidated federal income tax return other than a group in which Seller is the parent.

(f) Except as set forth in Section 2.15(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement and no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

(g) As of the effective time of any Section 338(h)(10) Election, each of the Company and its Subsidiaries is a member of a “selling consolidated group” (within the meaning of Section 338(h)(10)(B) of the Code) of which Seller is the common parent (and Company and its Subsidiaries are a “consolidated target” within the meaning of Treas. Reg. § 1.338(h)(10)-1(b)(1) of the consolidated group of which Seller is the common parent).

(h) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

(i) The Company and each of its Subsidiaries have complied in all respects with all applicable laws relating to intercompany transactions and transfer pricing.

(j) Neither the Company nor any of its Subsidiaries (nor any predecessor thereof) is a party to a plan or agreement that could give rise to (i) remuneration the deduction for which could be disallowed under Section 162(m) of the Code or (ii) any “excess parachute payment” within the meaning of Code section 280G (or a corresponding provision of state, local or foreign law).

(k) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any governmental or regulatory authority proposed any such adjustment or change of accounting method).

For purposes of this Agreement, (i) the term “Tax Returns” shall mean any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a governmental or regulatory authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof, (ii) the term “Tax” or “Taxes” shall mean without limitation, any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any Taxing Authority and (iii) the term “Taxing Authority” shall mean any governmental or regulatory authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

Section 2.16 Collective Bargaining Agreements, Employment Agreements, and Benefit Plans.

(a) Except as set forth in Section 2.16(a) of the Disclosure Letter, neither the Company nor any of the Subsidiaries has in effect or has any liability with respect to any labor agreements, collective bargaining agreement, employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, change in control, retention, savings, retirement, pension or other employee benefit or compensation plan or arrangement, with or for the benefit of any current or former officer, employee or director. Seller has heretofore made available to Buyer true and correct copies of each document listed Section 2.16(a) of the Disclosure Letter, together with all amendments, modifications or supplements thereto as agreed upon by the Company or any of its Subsidiaries and any authorized representative of any labor organization representing their employees.

(b) Except as set forth in Section 2.16(b) of the Disclosure Letter, neither the Company nor any Subsidiary has in effect or has any liability with respect to any collective bargaining agreement or employment agreement with or for the benefit of any officer, employee or director providing for an increase or acceleration of wages or benefits to such current or former officer, employee or director as a result of a change of control of the Company.

(c) Section 2.16(c) of the Disclosure Letter contains a list of the name of each officer and employee of the Company and the Subsidiaries having an annual base salary or wages of at least $100,000 at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date. Since June 2004, except for Laura Mitchell, no officer, employee or consultant employed or retained by the Company or the Subsidiaries on or after such date has resigned or severed a relationship with the Company or any Subsidiaries and been employed or engaged by, or except as set forth on Exhibit D hereto received offers of employment or engagement that are open and outstanding from Seller or any of its affiliates other than the Company or its Subsidiaries. Seller has not received any information that would lead it to reasonably believe that a material number of such persons will likely cease to be employees, or will likely refuse offers of employment from Buyer, because of the consummation of the transactions contemplated by this Agreement.

(d) Section 2.16(d) of the Disclosure Letter sets forth all labor organizations or groups representing the employees of the Company or any of the Subsidiaries, together with the approximate number of such employees represented by each such labor organization or group. Except as set forth in Section 2.16(d) of the Disclosure Letter, in the last twenty-four (24) months, no labor organization or group of Company or Subsidiary employees has made, nor is there pending, any demand for recognition or certification, and as of the date of this Agreement there are no representation proceedings pending before the National Labor Relations Board or threatened to be filed, and there are no pending organizing activities involving any labor organization or group of Company or Subsidiary employees.

(e) Except as set forth in Section 2.16(e) of the Disclosure Letter, in the last twenty-four (24) months, there have been no strikes, work stoppages,

slowdowns, lockouts or similar labor actions or disputes pending or threatened. Except as set forth in Section 2.16(e) of the Disclosure Letter, and as of the date of this Agreement, there are no unfair labor practice or sex, age, race or other discrimination claims, charges or complaints, arbitrations or material grievances, charges or complaints, or other claims, charges or complaints against the Company or any Subsidiary pending or, to the Seller’s Knowledge, threatened to be filed with any public or governmental authority, arbitral forum, or court relating to any of the Company’s or any Subsidiary’s employees.

(f) Except as set forth in Section 2.16(f) of the Disclosure Letter, in the last twenty-four (24) months, the Company and the Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. Except as set forth in Section 2.16(f) of the Disclosure Letter, there are no actions, proceedings, complaints or charges of any kind pending or, to Seller’s Knowledge, threatened to be filed by any employee or group of employees of the Company or any Subsidiary against the Company or any Subsidiaries arising out of his, her or their employment or the termination of such employment, except to the extent that the same could not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.17 ERISA; Employee Benefits.

(a) All material plans, funds, programs, contracts, or arrangements (regardless of whether they are funded or unfunded, oral or written) that are being maintained by or contributed to by the Company or any of the Subsidiaries for, or that cover or provide benefit to, any employees or former employees of the Company or any of the Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any direct or indirect or actual or contingent liability for the purpose of providing health and accident coverage (including any self-insured arrangement), workers’ compensation, disability benefits, life insurance, supplemental unemployment benefits, vacation benefits, pension or other retirement benefits, profit-sharing, deferred compensation, bonuses, stock options, stock purchase opportunities, stock appreciation, severance benefits, change in control benefits, retention benefits, or any other fringe benefit, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (hereinafter collectively referred to as the “Employee Benefit Plans” or “Plan”) are listed in Section 2.17 of the Disclosure Letter. Plans specifically maintained in order to comply with federal or state government contract regulations are included within the definition of Employee Benefit Plan.

(b) Section 2.17(b) applies with respect to each Employee Benefit Plan other than any such Plan that is jointly administered pursuant to the Labor Management Relations Act, 1947, U.S.C. § 141 et seg. (the “Taft-Hartley Act”). Each such Employee Benefit Plan is a binding legal obligation of the Company or Subsidiary maintaining the Plan. Each such Employee Benefit Plan has been administered to date in material compliance with its terms and with the requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, and all material reporting and disclosure requirements of Title I of ERISA and the Code have been met with respect to each such Employee Benefit Plan. Each such Employee Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified. With respect to each such Employee Benefit Plan true and complete copies of (A) each plan document (and if applicable, related trust agreements) and all amendments thereto, (B) the most recent Internal Revenue Service determination letter (if applicable), (C) the two most recent actuarial valuation report (if applicable), (D) the last two Forms 5500 and Schedules A and B thereto (if applicable), (E) the current summary plan description (if applicable), and (F) the two most recent annual and periodic accounting of related plan assets (if applicable) have been made available for inspection by Buyer and are correct in all material respects.

(c) Except as set forth in Section 2.17(c) of the Disclosure Letter, no Employee Benefit Plan constitutes an “employee pension benefit plan” as defined in Section 3(2) of ERISA (a “Pension Plan”) that is subject to the funding standards of Section 412 of the Code or Title IV of ERISA and neither the Company, any Subsidiary nor any person or entity required within the last six years to be treated as a single employer with the Company or any Subsidiary under Section 414 of the Code has or has had any direct or indirect or actual or contingent liability with respect to any such Pension Plan within the last six years. Except as set forth in Section 2.17(c) of the Disclosure Letter, the fair market value of the assets set aside to fund each Pension Plan, other than any such Plan that is jointly administered pursuant to the Taft-Hartley Act, is not less than the greater of (i) the present value of the projected benefit obligations under such Pension Plan as of Closing (determined in accordance with the principles set forth in FAS 87) or (ii) the present value of the benefits accrued as of the Closing under such Pension Plan calculated on a termination basis using the assumptions and methodologies that would be used to terminate such Pension Plan under Section 4041 of ERISA (regardless of whether such Pension Plan is subject to ERISA). No Pension Plan maintained by the Company, a Subsidiary or an entity required to be treated with the Company or a Subsidiary as a single employer under Section 414 of the Code (an “ERISA Affiliate”) has, nor has the Company or any of the Subsidiaries received notice that any Pension Plan that constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, there is no outstanding liability arising under Title IV of ERISA or the Code, with respect to which the Company or any Subsidiary could have any direct indirect or actual or contingent liability and the consummation of the transactions contemplated by this Agreement (including the related restructuring transactions involving JCSS, JCBS and Johnson Controls Major Systems, LLC, (“JCMS”)) will not give rise to any such liability. No Employee Benefit Plan constitutes a Multiemployer Plan except for plans specifically identified as such in Section 2.17(c) of the Disclosure Letter. Except as set forth in Section 2.17(c) of the Disclosure Letter, no Employee Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No material liability of the Company or any Subsidiary exists as a result of a “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Benefit Plan. Except as set forth in Section 2.17(c) of the Disclosure Letter, no Pension Plan covered by Title IV of ERISA (including, but not limited to plans maintained by Seller and/or any of its subsidiaries or affiliates) has terminated, and neither the Company nor any of its Subsidiaries has made a complete or partial withdrawal from a Multiemployer Plan, as a result of which the Company or any Subsidiary may be liable under Title IV of ERISA. Except as set forth in Section 2.17(c) of the Disclosure Letter, there have been no “reportable events” (as defined by Section 4043 of ERISA) with respect to any Employee Benefit Plan that have not been waived and the consummation of the transaction, contemplated by this Agreement, cannot reasonably be expected to result in such reportable events. Neither the Company, its Subsidiaries nor any ERISA Affiliate has incurred any material liability under Section 4980B of the Code for failure to satisfy the continuation coverage requirements of group health plans. With respect to any Employee Benefit Plan other than a Plan that is jointly administered pursuant to the Taft Hartley Act, no civil or criminal action is pending or, to Seller’s Knowledge, threatened against any such Employee Benefit Plan or any fiduciary of any such Employee Benefit Plan. No civil or criminal action is pending against the Company or any Subsidiary in connection with an Employee Benefit Plan, nor is Seller, the Company, or any Subsidiary in possession of any information that any of them reasonably believes may form the basis for such a claim.

(d) There is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code. No payments or benefits under any Employee Benefit Plan or employment, change in control or severance plan, program, agreement or arrangement, including, without limitation, any parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement (or by reason of any transaction contemplated under this Agreement in combination with any other event, such as the termination of employment, occurring after the consummation of the transactions contemplated by this Agreement).

(e) Except as disclosed in Section 2.17(e) of the Disclosure Letter, no employee or former employee of the Company or any of its Subsidiaries is covered under any “welfare plan” within the meaning of Section 3(1) of ERISA (a “Welfare Plan”) maintained or contributed to, by the Company or any of the Subsidiaries that is intended to provide post-employment or post-retirement benefits to such employees, including, but not limited to, retiree health or life insurance benefits.

(f) Except as set forth in Section 2.17(f) of the Disclosure Letter, all Employee Benefit Plans and policies that are maintained by the Company or any of the Subsidiaries covering Foreign Employees (as hereinafter defined) comply in all material respects with all applicable laws. For the purposes of this Section 2.17, the term “Foreign Employees” shall mean employees who are non-resident aliens and perform services outside the United States.

(g) Except as specifically set forth in Section 2.17(c) of the Disclosure Letter with respect to Employee Benefit Plans made available pursuant to collective bargaining agreements or required to be provided pursuant to a Government Contract, neither the Company, any of its Subsidiaries nor any other person or entity has taken any action or made any statements (in writing or orally) to waive or impair the right to unilaterally terminate or amend the Employee Benefit Plans other than such Plans that are jointly administered pursuant to the Taft-Hartley Act. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or the Subsidiaries relating to, or changes in employee participation or coverages under, any Employee Benefit Plan that would materially increase the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the calendar year ending 2003, excluding (i) an increase due to changes in federal or state law, (ii) an increase that is fully reimbursable under contract with customers or (iii) an increase that is provided in a collective bargaining agreement.

(h) Section 2.17(h) of the Disclosure Letter sets forth a list of all Multiemployer Pension Plans to which the Company or any its Subsidiaries has contributed in the last six years.

(i) The vesting schedule applicable to Company Employees under the Johnson Control Pension Plan is five-year “cliff” vesting.

Section 2.18 Intellectual Property.

Except as set forth in Section 2.18 of the Disclosure Letter and Section 5.6, (a) each of the Company and its Subsidiaries has all right, title and interest in, free and clear of all liens, or is licensed or otherwise has a valid and binding right under contract to use, all patents, trademarks, trade names, service marks, service names, processes, know-how, Software or other intellectual property and copyrights (the “Intellectual Property”) material to (i) the conduct of the business and operations of the Company and the Subsidiaries or (ii) the Company’s or any Subsidiary’s ability to perform any contract required to be disclosed in Section 2.12 of the Disclosure Letter and (b) neither the Company nor any of the Subsidiaries has infringed upon or violated any Intellectual Property rights of third parties in any respect, and the Company and the Subsidiaries have never received any notice from any other person challenging the right of the Company or any of the Subsidiaries to use any Intellectual Property owned or used by or licensed to the Company or any of the Subsidiaries, which challenge has or could reasonably be expected to have a Material Adverse Effect. Section 2.18 of the Disclosure Letter lists all patents, trademarks, trade names, service marks, service names, Software and copyrights that is used by or is necessary to (i) the conduct of the business and operations of the Company and the Subsidiaries or (ii) the Company’s or any Subsidiary’s ability to perform any contract required to be disclosed in Section 2.12 of the Disclosure Letter.

Section 2.19 Environmental Laws.

(a) Except as set forth in Section 2.19(a) of the Disclosure Letter, the Company and the Subsidiaries have at all times complied and are currently in compliance in all material respects with all applicable Environmental Laws (as defined below) and neither the Company nor any Subsidiary has intentionally or willfully violated any Environmental Laws.

(b) Except as set forth in Section 2.19(b) of the Disclosure Letter, the Company and the Subsidiaries have all government approvals and permits required under Environmental Laws and necessary for their operations and the occupancy of their facilities. The Company and the Subsidiaries have at all times in the past complied and are currently in compliance with all such government approvals and permits in all material respects. Each such government approval and permit is in full force and effect.

(c) Except as set forth in Section 2.19(c) of the Disclosure Letter, no citation or other notice has been issued and to Seller’s Knowledge no investigation or review is ongoing, pending or threatened by any federal, state or local governmental entity with respect to (i) any alleged material violation of or any material liability or obligation under any Environmental Laws by the Company, any Subsidiary, or any of their respective predecessors or affiliates occurring prior to the Closing; or (ii) any alleged failure by the Company, any Subsidiary, or any of their respective predecessors or affiliates, prior to the Closing, to possess any material permit, certificate, license, registration, approval or other authorization required by any Environmental Laws for the past or current activities conducted by the Company, any Subsidiary, or any of their respective predecessors or affiliates.

(d) Except as set forth in Section 2.19(d) of the Disclosure Letter, there are no past, present or pending citations or other notices (i) identifying the Company, any Subsidiary, or any of their respective predecessors or affiliates as a “potentially responsible party” at any facility or site requiring environmental clean-up or any waste disposal site; or (ii) alleging liability or obligations of the Company, any Subsidiary, or any of their respective predecessors or affiliates under any Environmental Laws, government approval or permit.

(e) Except as set forth in Section 2.19(e) of the Disclosure Letter, there are no facts, circumstances, conditions or occurrences concerning the Company, any Subsidiary, or any of their respective predecessors or affiliates that could reasonably be expected to give rise to any material violation, liability, or obligation under Environmental Laws with respect to any on-site or off-site hazardous material contamination or the ownership or operation of any property or facility.

(f) Except as set forth in Section 2.19(f) of the Disclosure Letter, neither the Company, any Subsidiary, nor any of their respective predecessors or affiliates has retained, assumed or otherwise become subject to any liability or obligation of any other person or entity under Environmental Laws.

(g) Except as set forth in Section 2.19(g) of the Disclosure Letter, the Company’s or any of its Subsidiaries’ current real properties do not include Polychlorinated Biphenyls (PCBs), underground storage tanks, asbestos-containing materials, impoundments or waste disposal areas.

(h) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup or notification to or consent of government agencies or third parties pursuant to the New Jersey Industrial Site Recovery Act (ISRA) (N.J.A.C. 7:26B ) or any other Environmental Laws.

(i) The Seller has provided to Buyer copies of all environmental reports and other material environmental documents concerning the facilities and operations owned or used by the Company or its Subsidiaries within the past five (5) years.

(j) For purposes hereof, “Environmental Laws” shall mean any federal, state, or local statute, ordinance or published rule or regulation or common law relating to pollution, protection, or cleanup of the environment or health and safety matters.

Section 2.20 Government Contracts.

(a) A true and correct list of each Government Contract which is in effect as of the date of this Agreement and which has been completed within the last five (5) years and each Government Bid to which the Company or any Subsidiary is a party, is set forth in Section 2.20(a) of the Disclosure Letter. If between the date of this Agreement and the Closing Date the Company enters into a Government Contract or a Government Bid, Seller shall deliver to Buyer at the Closing an amended Section 2.20(a) of the Disclosure Letter to include a true and correct list of each such Government Contract and Government Bid. For the purpose hereof, (i) the term “Government Bid” means any offer to sell or provide goods or services made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been issued prior to the Closing Date and (ii) the term “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind which was performed or is being performed, in whole or in part, between the Company and either (A) any governmental or regulatory authority, (B) any prime contractor of a governmental or regulatory authority in its capacity as a prime contractor, or (C)

any subcontractor at any tier with respect to a contract with a governmental or regulatory authority if such subcontractor is acting in its capacity as a subcontractor; provided, however, that a task purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(b) Except as set forth in Section 2.20(b) of the Disclosure Letter, (i) the Company and the Subsidiaries have fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) the Company and the Subsidiaries have complied with all material requirements of any law pertaining to such Government Contract or Government Bid including with respect to bidding for or obtaining such Government Contract or Government Bid; (iii) all representations and certifications made by the Company and the Subsidiaries with respect to such Government Contract or Government Bid were accurate, current and complete in all material respects as of their effective date, and the Company and the Subsidiaries have complied with all such representations and certifications in all material respects; (iv) the Company and the Subsidiaries are not, and have not been, in violation, or currently alleged to be in violation, in any material respect, of the False Statements Act, as amended, the False Claims Act, as amended, or any other federal requirement relating to the communication of false statements or submission of false claims to the United States Government; and (v) no termination or default notice, cure notice or show cause notice has been issued to the Company or any Subsidiary and remains unresolved, and to Seller’s Knowledge, there has been no plan or proposal of any entity to issue any such notice. For purposes hereof, the term “United States Government” includes all departments and agencies of any branch of the United States Government, all independent establishments within the United States Government, and United States Government corporations.

(c) (i) None of the Company’s or any Subsidiary’s employees (whether full time or contract), consultants or agents is (or during the last five years has been) under administrative, civil or criminal indictment or, to Seller’s Knowledge, investigation by any governmental or regulatory authority with respect to the conduct of the business of the Company or any Subsidiary; (ii) to Seller’s Knowledge, there is no pending audit or investigation of the Company or any Subsidiary or any of its officers, employees (whether full time or contract) or representatives, nor within the last five years has there been any audit or investigation of the Company or any Subsidiary or any of their respective officers, employees (whether full time or contract) or representatives resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (iii) during the last five years, the Company and the Subsidiaries have not made any voluntary disclosure in writing to any governmental or regulatory authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government

Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) of this Section 2.20(c) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) There are (i) no outstanding claims against the Company or any Subsidiary, either by any governmental or regulatory authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (ii), no outstanding disputes (x) between the Company or any Subsidiary, on the one hand, and any governmental or regulatory authority, on the other hand, under the Contract Disputes Act or any other federal statute or (y) between the Company or any Subsidiary, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e) Set forth in Section 2.20(e) of the Disclosure Letter is a list of all Government Contracts that have been audited within the last three years.

Section 2.21 Foreign Corrupt Practices Act.

Neither the Company nor any Subsidiary, nor any director, officer, agent, employee (whether full time or contract) or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

Section 2.22 Affiliate Transactions.

Except as disclosed in Section 2.22(a) of the Disclosure Letter, (i) there are no intercompany liabilities between the Company or any Subsidiary, on the one hand, and Seller, any officer, director or affiliate (other than the Company or any Subsidiary) of Seller, on the other, (ii) neither Seller nor any such officer, director or affiliate provides or causes to be provided any assets, services (including without limitation guarantees of any obligations of the Company or any of its Subsidiaries) or facilities to the Company or any Subsidiary and (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services (including without limitation guarantees of any obligations of the Company or any of its Subsidiaries) or facilities to Seller or any such officer, director or affiliate. Except as disclosed in Section 2.22(b) of the Disclosure Letter, each of the liabilities and transactions listed in Section 2.22(a) of the Disclosure Letter was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed in Section 2.22(c) of the Disclosure Letter, since September 30, 2003, all settlements of intercompany liabilities between the Company or any

Subsidiary, on the one hand, and Seller or any such officer, director or affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

Section 2.23 Books and Records.

The minute books and other similar records of the Company and the Subsidiaries as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries since the Company has been owned by Seller. To Seller’s Knowledge the minute books and other similar records of the Company and the Subsidiaries as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries prior to the date the Company has been owned by Seller. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries. Except as set forth in Section 2.23 of the Disclosure Letter, neither the Company nor any Subsidiary has any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

Section 2.24 Accounts Receivable.

Except as set forth in Section 2.24 of the Disclosure Letter, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the Financial Statements, and all accounts and notes receivable arising subsequent to September 30, 2004, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Interim Financial Statements, and (vi) are not the subject of any actions, suits proceedings or investigations brought by or on behalf of the Company or any Subsidiary. Section 2.24 of the Disclosure Letter sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Subsidiaries. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a

Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

Section 2.25 Business Relationships with Customers and Suppliers.

Section 2.25(a) of the Disclosure Letter lists the ten (10) largest customers of the Company and the Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.25(b) of the Disclosure Letter lists the twenty (20) largest suppliers of the Company and the Subsidiaries, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Section 2.25(c) of the Disclosure Letter lists the forty (40) largest contracts of the Company and the Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year (including, with respect to each such contract, the associated revenues and gross margins for such fiscal year and projected associated revenues and gross margins for the next fiscal year (which projections were prepared in good faith on the basis of reasonable assumptions and represent Seller’s reasonable assessment of the matters represented thereby), Except as disclosed in Section 2.25(d) of the Disclosure Letter, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company and the Subsidiaries since September 30, 2003, or to Seller’s Knowledge, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.25(e) of the Disclosure Letter, to the Seller’s Knowledge, no such customer or supplier is threatened with bankruptcy or insolvency.

Section 2.26 Disclosure.

All material facts relating to the business or condition of the Company and the Subsidiaries have been disclosed to Buyer in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in Section 2.26 of the Disclosure Letter or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 2.27 No Other Representation or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON ACTING FOR EITHER OF THEM MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SELLER AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION, DELIVERY OR PERFORMANCE BY SELLER OF THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS

CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 3.1 Organization and Authority of Buyer.

Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power to own its properties and conduct its business as now conducted by it and to enter into, and perform its obligations under, this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action of Buyer, and this Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and that Seller has full power, authority and legal right to enter into and perform its obligations hereunder, is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Buyer do not conflict with, or result in any violation of, any provision of the certificate of incorporation or by-laws of Buyer, or any indenture, mortgage, deed of trust, lease or other agreement to which Buyer is a party or by which it or any of its property is bound, or any judgment, decree or order, applicable to Buyer, of any court or other governmental authority. Other than as required by the Hart-Scott-Rodino Act, the 1934 Act and the Industrial Security Regulations, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory agency or authority is required to be made or obtained by Buyer in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

Section 3.2 Brokers and Finders.

Buyer has not employed any broker, finder, consultant, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith. Buyer shall be responsible to make payments, if any, to which its investment banker shall be entitled. Buyer agrees to bear all of the costs it incurs in connection with the transactions contemplated by this Agreement unless otherwise expressly provided herein.

Section 3.3 Financial Capability.

Buyer has sufficient funds on hand at this time and sufficient borrowing capacity with responsible financial institutions to purchase the Shares on the terms and conditions contained in this Agreement and will have such funds on the Closing Date.

Section 3.4 Acquisition of Shares.

The Shares are being acquired by Buyer for its own account and not with view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or any applicable state securities or “blue sky” laws.

Section 3.5 Foreign Ownership, etc.

Buyer is not, and on the Closing Date will not be, owned or controlled by, or under the influence of, any foreign entity within the meaning of, or as contemplated by, the Industrial Security Regulations.

ARTICLE IV — COVENANTS RELATING TO INCOME TAXES

Section 4.1 Code Section 338(h)(10) Election.

At Buyer’s sole request which shall be provided not less than fifteen (15) days prior to the Closing, Seller and Buyer will join in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company and its Subsidiaries. Buyer shall pay one half of any incremental taxes that the Seller is obligated to satisfy as a result of the Section 338(h)(10) Election in excess of taxes that would be due without such Section 338(h)(10) Election, provided, however, that in no event shall Buyer be responsible for any such incremental taxes in excess of $1,250,000.

Section 4.2 Indemnification of Taxes.

(a) Notwithstanding anything to the contrary provided in Section 8.3(e), Seller shall be responsible for and pay, reimburse, indemnify and hold harmless each of Buyer, the Company and each Subsidiary for, from and against any and all liabilities for and resulting from Taxes (and payments in respect of Taxes) that are imposed on, allocated or attributable to, or incurred or payable by Buyer, the Company or any Subsidiary for any taxable period (or any Straddle Period) of the Company or any of its Subsidiaries that ends on or before the Closing Date, including without limitation any such Taxes (or payments in respect of Taxes) (A) arising under Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state or local law or foreign law, or (B) arising under principles of transferee or successor liability, by contract or otherwise. In addition, without duplication of the amounts for which Seller is required to indemnify pursuant to the preceding sentence, the Seller shall be responsible for and pay, reimburse, indemnify and hold harmless each of Buyer, the Company and each Subsidiary for, from and against any Taxes resulting from a breach by Seller or the Company of any representation contained in Section 2.15 hereto.

(b) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any property Taxes, ad valorem Taxes or other similar periodic Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax not described in clause (x), be deemed to be equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(c) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 4.2 is asserted in writing against the Company or any Subsidiary, Buyer shall notify Seller of such claim or demand within 15 days upon the receipt thereof and shall give Seller such information with respect thereto as Seller may reasonably request. The failure of Buyer to notify Seller within 15 days shall not relieve Seller of its obligations under this Agreement; provided, however, any additional Taxes, interest, penalties or other costs resulting from Buyer’s failure to provide such notice within 15 days shall be borne by Buyer. Seller may discharge, at any time, its indemnification obligation under this Section 4.2 by paying to Buyer (or at the Buyer’s options, the Company or any Subsidiary) the amount payable pursuant to this Section 4.2 calculated on the date of such payment. Seller may, at its own expense and subject to Section 4.5, participate in the defense of any such action or proceeding (including any Tax audit).

(d) Any payment due pursuant to this Section 4.2 shall be made not later than thirty (30) days after receipt by Seller of written notice from Buyer, the Company or any Subsidiary stating the amount due under this Section 4.2. Any payment required to be made under this Section 4.2 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision, of Section 6621(a)(2) of the Code for each day until paid.

Section 4.3 Refunds.

Any refunds of Taxes (together with any interest with respect thereto) paid to or in respect of the Company or any Subsidiary and that (i) relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, other than any refunds or credits reflected as an asset in the determination of Net Working Capital and taken into account in computing any adjustment to Purchase Price pursuant to Section 1.2 and (ii) relate to Tax periods or portions thereof beginning on the day after the Closing Date shall be for the account of Buyer. Buyer or Seller, as the case may be, shall pay over to Seller or Buyer, as the case may be, any such refund or the amount of any such credit (in each case, together with any interest with respect thereto) within fifteen (15) days after receipt thereof; provided, however, that Buyer and Seller shall not be required to pay any amount to the other party to the extent of any amounts for which Buyer or Seller has claimed indemnification pursuant to Section 4.2 hereof and for which the other party has not yet indemnified the party making such indemnification claim; further provided, however, that any amounts in excess of such unpaid but claimed indemnification amount shall be due and payable. Any refunds or credits of Taxes (together with any interest with respect thereto) of the Company or any Subsidiary for any period beginning before but ending after the Closing Date shall be equitably apportioned between Seller and Buyer. Buyer shall, if Seller so requests and at Seller’s expense, prepare, execute and file any claims for refunds or credits, or cause the Company or any Subsidiary to prepare, execute and file any claims for refunds or credits, to which Seller is entitled under this Section 4.3 so long as such actions do not have an adverse effect on Buyer, the Company or any Subsidiary. Seller shall reimburse, indemnify and hold harmless each of the Buyer, the Company and each Subsidiary for, from and against any and all liabilities for or with respect to Taxes arising with respect to any refunds or credits. Buyer shall not prepare, execute and file any claims for refunds or credits, or cause the Company or any Subsidiary to prepare, execute and file any claims for refunds or credits, to which Buyer is entitled under this Section 4.3 so long as such actions would have an adverse effect on Seller. Buyer shall reimburse, indemnify and hold harmless Seller for, from and against any and all liabilities for or with respect to Taxes arising with respect to any refunds or credits.

Section 4.4 Other Taxes.

Any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company or any of its Subsidiaries arising out of or in connection with the transactions contemplated by this Agreement shall be split equally by Buyer and Seller.

Section 4.5 Tax Audits.

(a) Seller shall have the sole right (but not the obligation) to represent the interests of the Company and its Subsidiaries in any audit or administrative or court proceeding (a “Tax Proceeding”) relating to Taxes for taxable periods of the Company and its Subsidiaries which end on or before the Closing Date and to employ counsel of its choice at its expense, provided that Buyer shall have the right to jointly represent the interests of the Company and its Subsidiaries with Seller in any such Tax Proceeding to the extent that Seller’s indemnification obligations under this Agreement have terminated. Buyer agrees that it will cooperate fully, and shall cause the Company and its Subsidiaries to cooperate fully, with Seller and its counsel in the defense against or compromise of any claim in any said proceeding.

(b) Seller has the right, but not the obligation, to jointly represent the interests of the Company and its Subsidiaries with Buyer in any Tax Proceeding relating to Taxes for any Straddle Period of the Company and its Subsidiaries. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 4.6.

(c) Buyer shall have the sole right to represent the interests of the Company and its Subsidiaries in all Tax Proceedings other than Tax Proceedings described in clauses (a) and (b) of this Section 4.5.

For purposes of this Agreement, the term “Straddle Period” shall mean a taxable period which includes the Closing Date but does not end on that day.

Section 4.6 Allocation Agreement.

In connection with the Section 338(h)(10) Election, the Buyer shall prepare and the Buyer and the Seller shall mutually agree upon the fair market values of the assets deemed purchased for purposes of the computation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the Company’s assets and the allocation of such Aggregate Deemed Sale Price among such assets (the “Allocation Agreement”) in accordance with Section 338 of the Code. Such Allocation Agreement shall reflect the value assigned to assets of the Company. The Buyer and the Seller agree that they shall use their reasonable best efforts to finalize the Allocation Agreement no later than sixty (60) days before the last date on which the Section 338(h)(10) Election may be filed. If, sixty (60) days before the last date on which the Section 338(h)(10) Election may be filed, the Buyer and the Seller have not finalized the Allocation Agreement as described above, any disputed aspects of the Allocation Agreement or such revision shall be resolved by the Accounting Referee twenty (20) days before the last date on which the Section 338(h)(10) Election may be filed. The costs, expenses and fees of the Accounting Referee shall be borne equally by the Buyer and the Seller. The Buyer and the Seller agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings.

Section 4.7 Disputes.

In the event that Seller or Buyer disputes the application or interpretation of any provision of Sections 2.15, 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6 hereof, or the amount or calculation of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and/or the dollar amount of any disagreement so asserted. The parties shall attempt in good faith to resolve such dispute within twenty (20) days following the commencement of such dispute. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by an accounting referee to be mutually appointed by the Parties (the “Accounting Referee”). The Accounting Referee shall determine, only with respect to the specific disagreements submitted in writing by Seller and Buyer, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Buyer, on the other hand. The Accounting Referee shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment. Any finding by the Accounting Referee shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Accounting Referee shall be borne exclusively by the party whose estimate of the Tax owed is furthest from the amount owed as determined by the Accounting Referee. The parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 4.7.

ARTICLE V — CERTAIN COVENANTS AND AGREEMENTS OF
SELLER AND BUYER

Section 5.1 Access and Information.

Subject to Section 5.4 hereof, Seller shall permit Buyer and its representatives after the date of execution of this Agreement to have access, during regular business hours and upon reasonable advance notice, to the properties, books and records and management employees of the Company and the Subsidiaries and to accompany representatives of Seller or the Company on visits to customers of the Company reasonably requested by Buyer (provided that such visits do not interfere with or disrupt or adversely affect the business of the Company), and shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Buyer shall from time to time reasonably request. After the date of this Agreement and prior to the Closing, Seller shall keep Buyer informed from time to time concerning any material changes that may occur affecting the business of the Company and its Subsidiaries. Any such information provided or obtained pursuant to this Section 5.1 shall be held in the strictest confidence in accordance with, and pursuant to, the letter agreement between Buyer and Goldman Sachs & Co. on behalf of Seller and the Company (the “Confidentiality Agreement”) and, in the event the transactions contemplated by this Agreement are not consummated, shall be returned or destroyed in accordance with, and pursuant to, the Confidentiality Agreement and Section 8.2 hereof.

Section 5.2 Registrations, Filings, and Consents.

Subject to the terms and conditions herein provided (and without limitation of the provisions of Section 5.9 or 5.10 hereof), Seller and Buyer will cooperate and use their respective commercially reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain all governmental or other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby.

Section 5.3 Conduct of Business.

From the date hereof, and except as otherwise contemplated by this Agreement or disclosed in Section 5.3 of the Disclosure Letter or consented to or approved by Buyer, Seller covenants and agrees that:

(a) the Company and the Subsidiaries shall operate their businesses only in the ordinary course and use their reasonable efforts to preserve their properties, business and relationships with suppliers and customers, and that each officer and employee of the Company and the Subsidiaries shall devote 100% of their time to the business of the Company and the Subsidiaries; provided, however, Mark Filteau and Dave Mercier are currently providing services to Seller and will devote less than 100% of their time to the business of the Company and the Subsidiaries; provided, further, that Seller shall make each of them available at Buyer’s request in connection with Buyer’s due diligence of the Company and the transactions contemplated hereby.

(b) neither the Company nor any of the Subsidiaries shall (i) change or amend its articles of incorporation or by-laws, (ii) issue or sell any shares of its capital stock, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock or enter into any agreement obligating it to do any of the foregoing;

(c) the Company shall not, directly or indirectly, redeem, purchase or otherwise acquire any of the Shares;

(d) neither the Company nor any of the Subsidiaries shall, other than in the ordinary course of business,

(i) acquire or dispose of any other substantial fixed assets or acquire or dispose of any other substantial assets,

(ii) encumber any of its properties other than by virtue of liens referred to in Section 2.9 hereof, incur a material amount of additional indebtedness, or

(iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than renewals or extensions of existing contracts or contracts for which the Company or any of its Subsidiaries have previously submitted bids; or

(e) it will not encumber the Shares and neither the Company nor any of the Subsidiaries will encumber shares of any of its Subsidiaries (other than as described in Section 5.3 of the Disclosure Letter);

(f) except to the extent required by applicable law, (i) the Company and the Subsidiaries shall cause the books and records to be maintained in the usual, regular and ordinary manner, (ii) not permit any change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company or any Subsidiary.

(g) (i) use, and will cause the Company and the Subsidiaries to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the contracts listed in Section 2.12(a) of the Disclosure Letter, (ii) to the extent requested by Buyer prior to the Closing Date, use all commercially reasonable efforts to cause such insurance coverage held by any person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary to continue to be provided at the expense of the Company and the Subsidiaries for at least one hundred and twenty (120) days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement and (iii) cause any and all benefits under such contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or assets and properties of the Company and the Subsidiaries to be paid to the Company and the Subsidiaries.

(h) cause the Company and the Subsidiaries to comply, in all material respects, with all laws and orders applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give Buyer copies of any written notice received from any governmental or regulatory authority or other person alleging any violation of any such law or order.

Section 5.4 Security Clearance.

Buyer hereby acknowledges and agrees that the nature of the business of the Company and its Subsidiaries requires compliance with the Department of Defense Industrial Security Regulation and Industrial Security Manual for Safeguarding Classified Information (Department of Defense Regulation 5220.22-M) and the Department of Energy security regulations, including without limitation the foreign ownership, control or influence regulations under 48 CFR 904.70, et seg. (hereinafter collectively referred to as the “Industrial Security Regulations”), which, inter alia, obligate the Company and certain of its Subsidiaries to obtain facility security clearances, limit the degree of foreign ownership or control of, or foreign influence over, the Company and its Subsidiaries, require recertification by the Company regarding the degree of foreign ownership, influence and control to which the Company is subject that results from a change in ownership of the Company, require that certain officers and management personnel and members of the Board of Directors of the Company and certain of its Subsidiaries obtain personal security clearances and Department of Energy “Q” clearances (“Q clearances”) and may require that Buyer and the officers and directors of Buyer (that are not officers of the Company or its Subsidiaries) obtain personal security clearances and Q clearances. As a result, neither Seller nor the Company or any of its Subsidiaries will provide any information about, or access to, the Company or its Subsidiaries except in accordance with, and as permitted by, the Industrial Security Regulations and after delivery by Buyer to Seller and the Company of evidence satisfactory to Seller and the Company of Buyer’s compliance with, and as to the permissibility of providing such access or information under, the Industrial Security Regulations. Buyer further acknowledges and agrees that consummation of the transactions contemplated hereby will require approval of Buyer under, and compliance by Buyer with, the Industrial Security Regulations, including without limitation the provisions relating to foreign ownership, influence and control, facility clearances, personal security clearances and Q clearances. As a result, prior to Closing Buyer and Seller hereby agree to do all things necessary to comply with and to cause the officers and directors of Buyer and any persons who shall become officers and directors and management personnel of the Company and its Subsidiaries to comply with, and obtain all required approvals under, the Industrial Security Regulations.

Section 5.5 Books and Records; Access to Information.

On the Closing Date, Seller will deliver or make available to Buyer all of the books and records of the Company and the Subsidiaries and all information, data and systems related to their business or operations, and if at any time after the Closing Seller discovers in its possession or under its control any other such information, data and systems or books and records, it will forthwith deliver such information, data and systems or books and records to Buyer. Prior to the Closing, Seller will cause the Company to possess all documentation (whether in written or electronic format) with respect to any Intellectual Property disclosed in Section 2.18(i) and (ii), which documentation shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such Intellectual Property and to facilitate its full and proper use without reliance on the special knowledge or memory of any person.

Seller will cause its officers, employees, agents, and representatives to cooperate with Purchaser following the Closing to provide for an orderly transfer of the information, data and systems to the Company and the Subsidiaries and to minimize the disruption to the business and operations of the Company and the Subsidiaries resulting from the transactions contemplated by this Agreement. Each Party agrees for a period of six (6) years after the Closing Date, (i) to retain after the Closing Date all books, records and other documents pertaining to the Company and the Subsidiaries in existence on the Closing Date and not to destroy any such books, records and other documents unless the one Party shall first offer in writing to surrender such books, records and other documents to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made and (ii) to make the same available after the Closing Date for inspection and copying by the other Party or its agents at such other Party’s expense and to make available appropriate personnel with respect thereto, upon reasonable request and upon reasonable notice. Notwithstanding the foregoing, following the Closing, all information, data or systems relating to the Company or any of its Subsidiaries shall be the property of the Company or any such Subsidiary and Seller shall not use or retain any such information, data or systems for any purpose.

Section 5.6 Marks.

Buyer hereby acknowledges and agrees that Seller or one or more of its subsidiaries is the sole owner of certain trademarks, service marks, trade names and registrations so identified in Section 5.6 of the Disclosure Letter (the “Seller Marks”). Buyer shall promptly change any corporate names of the Company or its Subsidiaries, which shall contain the name “JC”, “JCI”, or “Johnson Controls” to another name, and Buyer shall within a reasonable period of time change the signs, documents, and other material of the Company and its Subsidiaries, which contain the names “JC”, “JCI”, or “Johnson Controls”. Furthermore, Seller shall promptly change any corporate names of Seller or its subsidiaries, which shall contain the name “World Services” to another name and Seller shall within a reasonable period of time change the signs, documents, and other material of Seller and its subsidiaries, which contain the name “World Services.” Following the Closing, Seller shall cease using the name “World Services”.

Section 5.7 Retained Contracts.

Seller shall, or shall cause the Company or a Subsidiary, as the case may be, to cause the contracts specified in Exhibit E hereto (the “Retained Contracts”) to which the Company or any Subsidiary is a party as of the date of this Agreement, to be terminated or canceled or transferred or assigned to Seller or any of its affiliates (other than the Company or any Subsidiary) prior to the Closing Date so that the Company and any Subsidiary shall have no obligations thereunder from and after the Closing Date. Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for and Seller shall indemnify the Company or Buyer for, any Damages relating to the Retained Contracts or their cancellation, termination, transfer or assignment.

Section 5.8 Expenses.

Whether or not the transactions contemplated by this Agreement are consummated and except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of financial advisors, accountants and attorneys) shall be paid (i) by Seller, if such costs or expenses are incurred by Seller or the Company, and (ii) by Buyer, if such costs or expenses are incurred by Buyer.

Section 5.9 Reasonable Efforts.

Subject to the terms and conditions herein provided, each of Buyer and Seller agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement. Buyer and Seller will, and will cause the Company and its Subsidiaries to, use all reasonable efforts to obtain consents of all third parties and governmental or regulatory authorities necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding anything to the contrary provided in this Section 5.9, Buyer shall not be required to take any action or do, or cause to be done, anything that would result in a material diminution of the benefits contemplated by this Agreement to Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Buyer or the Company and its Subsidiaries, as the case may be, shall take all such necessary action. From and after the Closing Date, Buyer shall, and shall cause the Company and the Subsidiaries to, cooperate fully with Seller, its affiliates, agents, employees and insurers (by way of example and not of limitation, by providing reasonable access to information, records and employees of the Company and its Subsidiaries, by providing that agents and employees of the Company and its Subsidiaries be made available for appearance at any legal proceeding and by giving prompt notice of any claim) in connection with any demands, claims, actions, cause of actions made or threatened arising from, or relating to, any events occurring prior to the Closing, including, without limitation, any action or occurrence alleged to be covered by insurance maintained by Seller or its affiliates on behalf of the Company and its Subsidiaries.

Section 5.10 Filings.

Buyer shall, and Seller shall cause the Company to, as soon as practicable, file Notification and Report Forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions contemplated hereby and shall use their commercially reasonable best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation. Buyer shall, and Seller shall cause the Company and its Subsidiaries to, promptly take all such action as may be necessary under the United States federal and state and other laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved all documents and notifications with all governmental or regulatory authorities that they deem necessary or appropriate for the consummation of the transactions contemplated hereby, and Buyer shall, and Seller shall (subject to Section 5.4 hereof) cause the Company and its Subsidiaries to, give the other information requested by such other Party pertaining to it and its subsidiaries and affiliates which is reasonably necessary to enable such other Party to take such actions and file in a timely manner all reports and documents required to be so filed by or under applicable United States federal and state and other laws.

Section 5.11 Certain Notifications.

After the date of this Agreement and prior to the Closing, each Party shall notify the other of them in writing (where appropriate, through updates to Section 5.11 of the Disclosure Letter) of, and contemporaneously shall provide the other Party with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts (taking into account the business of the Company and the Subsidiaries) to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such Party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance; provided, however, that no notice given pursuant to this Section 5.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the other Party’s right to seek indemnity under this Agreement.

Section 5.12 Plant Closings.

Buyer hereby agrees that for a period of sixty days following the Closing Date, Buyer shall not and shall cause the Company and its Subsidiaries not to undertake a “plant closing” or a “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”)) or undertake any other actions requiring notification pursuant to WARN to union representatives and affected employees of the Company or its Subsidiaries or units of local governments where the Company or its Subsidiaries, as the case may be, maintain employment sites unless Buyer provides the notices required by WARN. Buyer further agrees and acknowledges that on and after the Closing Date the Company and Buyer shall be solely responsible for compliance with any federal or state laws and regulations relating to plant closings or a mass layoff of personnel in respect of employment sites of the Company and the Subsidiaries, and, in particular, compliance with the notice and other provisions of WARN.

Section 5.13 Intercompany Account; Pre-Closing Debt.

(a) Immediately prior to the Closing, Seller (whether on its behalf or on behalf of its subsidiaries) shall pay or cause to be paid to the Company or any Subsidiary any amounts reflected in the intercompany receivable/payable, intercompany loan or intercompany interest, in each case, as reflected in the Financial Statements (the “Intercompany Account”) that represent amounts payable by Seller (whether on its behalf or on behalf of its subsidiaries other than the Company and its Subsidiaries) to the Company and its Subsidiaries. Immediately prior to the Closing, the Company (whether on its behalf or on behalf of its Subsidiaries) shall pay or cause to be paid to Seller or any of its subsidiaries any amounts reflected in the Intercompany Account that represent amounts payable by the Company (whether on its behalf or on behalf of its Subsidiaries) to Seller and its subsidiaries. Prior to the Closing, Seller will terminate and will cause any such officer, director or affiliate of Seller (other than the Company or any of its Subsidiaries) to terminate each contract with the Company or any Subsidiary. Prior to the Closing, neither the Company nor any Subsidiary will enter into any contract or amend or modify any existing contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to Government Contracts or Government Bids disclosed pursuant to Section 2.20 of the Disclosure Letter), with Seller or any such officer, director or affiliate.

(b) Prior to the Closing Date, Seller shall repay or otherwise terminate, cancel, transfer or assign, on behalf of the Company or any Subsidiary, any indebtedness of the Company or any Subsidiary (other than Current Liabilities), including without limitation any obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) and (vi) the indebtedness and obligations set forth in Section 5.13(b) of the Disclosure Letter (collectively, the “Retained Debt”), so that the Company and any Subsidiary shall have no obligations thereunder from and after the Closing Date.

(c) Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, and Seller shall indemnify the Company or Buyer for any Damages relating to the Intercompany Account, any contracts terminated pursuant to Section 5.13(a) or the Retained Debt.

(d) Seller shall indemnify Buyer for any net amounts that the Company has not collected with respect to the receivable described in Exhibit F prior to the second anniversary of the Closing Date. Buyer shall cause the Company to use commercially reasonable efforts to collect such receivable in a manner consistent with how the Company seeks to collect its receivables in the ordinary course of business, and to reduce the receivable to the extent the Company can otherwise sell the underlying asset related to such receivable. In the event that Seller is required to indemnify Buyer pursuant to this Section 5.13(d), Buyer shall cause the Company to assign all of its right, title and interest to such receivable to the Seller.

Section 5.14 Intercompany Agreements.

All agreements between the Company or any of its Subsidiaries on the one hand, and Seller or any of its subsidiaries (other than the Company and its Subsidiaries), on the other hand, other than those set forth in a notice delivered by Buyer to Seller prior to the Closing (the “Intercompany Agreements”), shall be cancelled on and as of the Closing and shall be of no force and effect thereafter. Without limitation of the foregoing, the parties hereto agree and acknowledge that any insurance or reinsurance provided or maintained prior to the Closing by Seller or any subsidiaries of Seller (other than the Company and its Subsidiaries) in the name of, on behalf of or for the benefit of the Company and its Subsidiaries will be cancelled on and as of the Closing and will be of no force and effect thereafter.

Section 5.15 Certain Employees.

(a) Buyer hereby agrees with Seller to cause the Company to employ at the Closing, each of the individuals who is employed by the Company or its Subsidiaries at the time of the Closing (each a “Company Employee”) on comparable terms and conditions as employees of the Company performing comparable services for the Company and its Subsidiaries prior to the Closing provided, however, that no guarantee of employment, compensation or benefits to any third party is intended to be conveyed by this Section 5.15. Nothing herein shall be deemed to restrict or limit the Company and its Subsidiaries from terminating the employment of, or modifying the terms and conditions of the employment of, any employee of the Company or any Subsidiary after the Closing.

(b) Except as may be required by law and except as otherwise set forth in Section 5.15 of the Disclosure Letter, from and after the date hereof, Seller will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

(i) making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning the future of any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Benefit Plan;

(ii) making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary whose annual salary is or, after giving effect to such change, would be $75,000;

(iii) adopting, entering into or becoming bound by any Employee Benefit Plan, employment-related contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Employee

Benefit Plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen; or

(iv) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, employment-related contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment-related contract or other employee compensation arrangement.

(c) Seller will cause the Company and the Subsidiaries to administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable laws. Seller will promptly notify Buyer in writing of each receipt by Seller, the Company or any Subsidiary (and furnish Buyer with copies) of any notice of investigation or administrative proceeding by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other person involving any Employee Benefit Plan.

(d) As soon as reasonably practicable after the Closing Date, Seller shall amend, or cause to be amended, the Johnson Controls, Inc. Pension Plan (the “Johnson Controls Pension Plan”) so that, effective as of the Closing Date, each Company Employee participating in such Johnson Controls Pension Plan with at least four (4) but less than five (5) years of service shall be credited with one (1) additional year of service for vesting purposes; provided, however, that the employees listed on Part I of Exhibit G who agree to continue employment with the Company after the Closing shall be vested as provided therein. Prior to the Closing, the Company and its affiliates shall transfer to the Seller, and Seller shall accept the transfer of, the sponsorship of, and liability and responsibility for, the Johnson Controls World Services, Inc. Retirement Plan for Employees of TGS Technologies, Inc. and its related trust (collectively, the “Transferred Plan”). From and after the Closing, Seller shall be the sponsor and administrator of the Transferred Plan and shall indemnify and hold the Company and its affiliates harmless against any cost, liability or expense related to the Transferred Plan, whether arising before or after the Closing.

(e) Notwithstanding anything to the contrary contained herein, Seller and its affiliates shall assume and be responsible for providing post-retirement welfare benefits in accordance with this Section 5.15(e) to the following individuals who agree to continue employment with the Company after the Closing: (i) any former employee of the Company or its affiliates who is eligible for any such benefits as a result of such former employee’s service with the Seller, the Company or any of their affiliates, (ii) any Company Employee participating in, or eligible to participate in, any plan program or arrangement of the Seller, the

Company or any of their affiliates that provides post-retirement welfare benefits to eligible participants and (iii) any Company Employee listed in Part II of Exhibit G hereto. Notwithstanding anything to the contrary contained in any plan, program or arrangement of the Seller or its affiliates, each individual described in the preceding sentence shall be deemed as of the Closing to be fully vested in the right to receive the post-retirement welfare benefits described in this Section 5.15(e), it being understood that the commencement date of such benefits for each of the individuals described in clauses (ii) or (iii) above, shall be the date such individual terminates employment with the Company and its affiliates. Seller and its affiliates shall be required to provide the post-retirement welfare benefits to the individuals described in this Section 5.15(e) for the longer of (A) the period that the Seller and its affiliates provide post-retirement welfare benefits to any former employee of Seller or its affiliates or (B) the period that such individuals have a contractual right to such benefits as a consequence of their employment by the Seller, the Company or any of their affiliates. Seller and its affiliates shall be required to (x) provide to the individuals described in this Section 5.15(e) post-retirement welfare benefits that are not less favorable than those provided to similarly situated former employees of the Seller or any of its affiliates and (y) to provide such benefits on terms and conditions that are not less favorable than those made available to similarly situated former employees of the Seller or any of its affiliates. Effective as of the Closing Date, the Company shall transfer to the Seller any trust maintained by the Company or its affiliates to fund post-retirement welfare benefits and the Seller and its affiliates shall indemnify and hold the Company and its affiliates harmless for any claim, cost or expense incurred by the Company or its affiliates after the Closing Date related to the transactions described in this Section 5.15(e), including, without limitation, the Seller’s assumption of liabilities hereunder or the transfer of any trust to the Seller.

(f) Seller shall indemnify and hold Buyer, the Company and any of their respective Subsidiaries harmless against any cost, liability or expense to the extent related to a complete or partial withdrawal (within the contemplation of Title IV of ERISA) from any Multiemployer Plan on or before the second anniversary of the Closing Date arising from (i) a termination of a Government Contract by the Company’s client thereunder, unless such termination is as a result of the Company’s “default” under such Government Contract or is consented to by the Company, (ii) the expiration of a Government Contract in accordance with its terms, (iii) the non-renewal of, or non-exercise of an option on, a Government Contract by the Company’s client thereunder unless the Company is unable or unwilling to continue performing such Government Contract or (iv) the renewal of a Government Contract on terms that are not at least substantially the same as the terms of such Government Contract in effect as of the date hereof. For the avoidance of doubt, Seller shall be required to indemnify and hold Buyer, the Company and any of their respective Subsidiaries harmless from any cost, liability or expense described in the preceding sentence regardless of when such cost, liability or expense is assessed or incurred.

(g) Prior to the Closing, Seller, the Company or its Subsidiaries shall have paid to the Company Employees any accrued bonus or incentive compensation amounts related to the 2004 fiscal year included on the Reference Date Balance Sheet.

(h) Immediately following the Closing, Seller shall pay to the employee listed on Part III of Exhibit G on an amount equal to the amount set forth next to such employee’s name on Part III of Exhibit G if such employee shall have accepted an offer letter to continue employment with the Company after the Closing.

Section 5.16 No Solicitations.

Seller will not take, nor will it permit the Company, the Subsidiaries or any affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of Seller, the Company, the Subsidiaries or any such affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or any Subsidiary or permitting access to the assets and properties and books and records of the Company or any Subsidiary) any offer or inquiry from any person concerning an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any proposal for a merger or other business combination to which the Company or any Subsidiary is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transaction contemplated by this Agreement.

Section 5.17 Financial Statements and Reports; Filings.

(a) As promptly as practicable and in any event no later than ten (10) days after the end of each calendar month ending after the date hereof and before the Closing Date, Seller will prepare and deliver to Buyer true and complete copies of the unaudited balance sheet of the Company as of the end of each calendar month, and the related unaudited statements of operations and shareholders’ equity of the Company for each one month period ended on each such date.

(b) As promptly as practicable, Seller will deliver to Buyer true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Seller, the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Buyer may otherwise reasonably request.

(c) As promptly as practicable, Seller will deliver copies of all license applications and other filings made by the Company or any Subsidiary after the date hereof and before the Closing Date with any governmental or regulatory authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

Section 5.18 Certain Restrictions.

Except with the prior written consent of Buyer, Seller will cause the Company and the Subsidiaries to refrain from:

(a) (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any contract that would, if in existence on the date of this Agreement, be required to be disclosed in Section 2.12(a) of the Disclosure Letter or (B) any material license or (ii) granting any irrevocable powers of attorney;

(c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any license held or used by the Company or any Subsidiary or any contract to which the Company or any Subsidiary is a party or by which any of their respective assets and properties is bound;

(d) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any indebtedness of or owing to the Company or any Subsidiary other than with respect to the Seller pursuant to the terms of this Agreement;

(e) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $250,000;

(f) making any change in the lines of business in which they participate or are engaged;

(g) writing off or writing down any of their assets and properties outside the ordinary course of business consistent with past practice; or

(h) entering into any contract to do or engage in any of the foregoing.

ARTICLE VI — CONDITIONS TO THE PURCHASE AND SALE

Section 6.1 Conditions to the Purchase and Sale Relating to Buyer.

The obligation of Buyer to consummate the purchase of the Shares at the Closing as contemplated by this Agreement shall be subject to the satisfaction of or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing Date, except that representations and warranties qualified by the terms “material”, “materially” “Material Adverse Effect” or other similar qualifiers shall be true in all respects; each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects; and Buyer shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of Seller by any Vice President of Seller.

(b) there shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Shares illegal or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Buyer.

(c) Buyer shall have received written opinions from the General Counsel of Seller, dated the Closing Date and substantially in the form of Exhibit H hereto.

(d) all consents, approvals or orders of any governmental or regulatory authority (including, without limitation, any Department of Defense or Department of Energy approvals) the granting of which is required for the consummation of the transactions contemplated hereby shall have been obtained and all waiting periods specified under applicable law the expiration of which is necessary for such consummation shall have passed.

(e) no action, suit, proceeding or investigation shall have been instituted by any or threatened by any governmental or regulatory authority, before a court or governmental or regulatory authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or, except as set forth in Section 6.1(e) of the Disclosure Letter, which seeks other material relief from the Company with respect to any of such transactions or which otherwise has or could reasonably be expected to have a Material Adverse Effect.

(f) no change, event, occurrence (or development or threat with respect to a prospective change, event or occurrence) shall have occurred which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) Seller shall not have commenced a voluntary case under any Federal or state bankruptcy or insolvency law, Seller shall not have made a general assignment for the benefit of creditors, and a decree or order for relief shall not have been entered by a court having jurisdiction in the premises in respect of Seller in an involuntary case under any Federal or state bankruptcy or insolvency law and continued unstayed and in effect for a period of at least 20 days.

(h) Seller shall have delivered to Buyer a certificate dated as of the Closing Date and executed on behalf of Seller by any Vice President of Seller, substantially in the form of Exhibit I hereto, stating that the Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and shall otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

Section 6.2 Conditions to the Purchase and Sale Relating to Seller.

The obligations of Seller to consummate the sale of the Shares at the Closing as contemplated by this Agreement shall be subject to the satisfaction of or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing Date, except that representations and warranties qualified by the terms “material”, “materially”, “Material Adverse Effect” or other similar qualifiers shall be true in all respects; each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been performed in all material respects; and Seller shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of Buyer by any Vice President of Buyer.

(b) there shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Shares illegal.

(c) all consents, approvals or orders of any governmental or regulatory authority (including, without limitation, any Department of Defense or Department of Energy approvals) the granting of which is required for the consummation of the transactions contemplated hereby shall have been obtained and all waiting periods specified under applicable law the expiration of which is necessary for such consummation shall have passed.

(d) Buyer shall not have commenced a voluntary case under any Federal or state bankruptcy or insolvency law, Buyer shall not have made a general assignment for the benefit of creditors, and a decree or order for relief shall not have been entered by a court having jurisdiction in the premises in respect of Buyer in an involuntary case under any Federal or state bankruptcy or insolvency law and continued unstayed and in effect for a period of at least 20 days.

ARTICLE VII — AMENDMENT AND WAIVER

Section 7.1 Amendment and Modification.

This Agreement and any of the terms contained herein may only be amended or modified by Seller and Buyer in writing.

Section 7.2 Waiver.

At any time prior to the Closing either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing by the party granting the extension or waiver.

ARTICLE VIII — MISCELLANEOUS

Section 8.1 Right to Cancel.

If either (i) the Parties have not agreed in writing to either clause (i) or (ii) of Section 1.2(b) within twenty-two (22) business days after January 10, 2005 or (ii) the sale and purchase of the Shares pursuant to this Agreement shall not have been consummated prior to February 28, 2005, Seller or Buyer shall have the right to cancel and terminate this Agreement at any time thereafter by giving at least three (3) days’ advance notice of such cancellation and termination to the other party, whereupon Seller shall be relieved of its obligations to sell the Shares and Buyer shall be relieved of its obligation to purchase the Shares. Nothing contained in this Section 8.1 shall be construed as a release or waiver by either party of any of its rights against the other party arising out of any breach of this Agreement by the other party.

Section 8.2 Return of Information.

If for any reason whatsoever the sale and purchase of the Shares pursuant to this Agreement is not consummated, Buyer shall, in addition to any obligations with respect to the Evaluation Material (as defined in the Confidentiality Agreement), upon request from Seller promptly return to Seller or the Company all books, records and documents (including all copies, if any, thereof) furnished by Seller, the Company, the Subsidiaries, Goldman Sachs & Co., or any of their respective agents, employees, or representatives, and any documents or working papers based thereon or prepared in respect thereof, and shall not use or disclose the information contained in such books, records, documents or working papers for any purpose or make such information available to any other entity or person.

Section 8.3 Survival; Indemnification.

(a) The representations, warranties, covenants and agreements made by each Party to the other Party in or pursuant to this Agreement shall survive the occurrence of the Closing for the periods specified in Sections 8.3(b), (c) and (d) below; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with Sections 8.3 (b), (c) and (d) below will continue to survive if a notice of a Buyer Claim, Seller Claim or Third Party Claim is timely delivered under this Section 8.3 on or prior to such termination date thereof, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 8.3.

(b) Subject to the terms and conditions set forth in this Section 8.3, the representations and warranties made by Seller and contained in Article II of this Agreement shall survive the Closing (i) with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.13, indefinitely, (ii) with respect to the representations and warranties contained in Sections 2.15, 2.16, 2.17 and 2.19, until sixty (60) days following the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive) and (iii) with respect to all other representations and warranties contained in this Agreement, until the second year anniversary of the Closing, but shall not survive, and shall cease to be of any further force or effect, thereafter.

(c) Subject to the terms and conditions of this Section 8.3, the representations and warranties made by Buyer and contained in Article III of this Agreement shall survive the Closing with respect to the representations and warranties contained in Sections 3.1 and 3.2, indefinitely, and with respect to all other representations and warranties contained in this Agreement, until the second year anniversary of the Closing, but shall not survive, and shall cease to be of any further force or effect, thereafter.

(d) Notwithstanding anything to the contrary set forth herein, the covenants and agreements shall survive the Closing (i) with respect to covenants or agreements contained in this Agreement to be performed on or prior to the Closing, until the second year anniversary of the Closing , (ii) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely.

(e) After the Closing, Seller agrees to indemnify and hold harmless Buyer and the Company, to the extent permitted by applicable law, from and against all demands, claims, actions or causes of action, assessments, losses, damages and liabilities (collectively “Damages”), asserted against or actually incurred by Buyer or the Company as a result of any (x) inaccuracy as of the Closing Date of any representation or warranty of Seller contained in or made pursuant to Article II of this Agreement (determined in all cases as if the terms “material”, “materially”, “Material Adverse Effect” or other similar qualifiers were not included therein) or any Damages directly arising from the business of the Company occurring prior to the Closing or (y) nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained herein, but shall expressly exclude consequential damages, damages based upon a theory of lost profits, damages based upon a theory of a multiple of earnings or any similar indirect damages (“Buyer Claims”); provided, however, that Seller’s obligation to indemnify Buyer for any Damages pursuant to this Section 8.3(e) shall be effective and Seller shall be liable only to the extent that (i) such Damages are in excess of any net amounts recoverable by the Company or the Subsidiaries using their commercially reasonable efforts pursuant to any contract, including, but not limited to Government Contracts, to which the Company or Subsidiary is a party, (ii) such Damages exceed the amount reserved against for such category of Damages in the Financial Statements or Interim Financial Statements and (iii) written notice of a Buyer Claim in respect of such Damages, specifying in detail the basis therefor and referring to this Section 8.3(e), has been received by Seller on or prior to the date specified by Section 8.3(b), and provided, further, however, that the provisions for indemnity contained in clause (x) of this Section 8.3(e) shall be effective only to the extent the aggregate amount of all such Damages for which Seller is liable under clause (x) of this Section 8.3(e) exceeds $2,000,000 (the “Threshold Amount”), in which event, Seller shall be liable under clause (x) of this Section 8.3(e) only for the amount of Damages that is in excess of the Threshold Amount. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate indemnity obligation of Seller pursuant to clause (x) of this Section 8.3(e) be in excess of the amount of $30,000,000 (the “Cap”). Notwithstanding the foregoing, (A) the Cap shall be increased on a dollar-for-dollar basis, not to exceed $10,000,000, for every dollar of Damages arising out of or relating to any inaccuracy of the representations and warranties contained in Sections 2.16, 2.17 and 2.19, and (B) neither the Threshold Amount nor the Cap shall apply to any fraud or willful misconduct on the part of Seller. Buyer and Seller agree that Buyer’s and the Company’s sole remedy for claims for any breach by Seller of this Agreement, other than equitable remedies for the nonfulfillment of or failure to perform the obligations in Section 8.6, shall be limited to Seller’s indemnity obligations pursuant to this Section 8.3(e).

(f) Notwithstanding any provision of the Agreement to the contrary, Seller agrees to indemnify and hold harmless Buyer from and against all Damages, including without limitation, any Tax, employee benefits and environmental liabilities) arising from or related to JCBAS and JCSS (or their business or operations or as a result of their transfer to Seller, as applicable).

(g) After the Closing, Buyer agrees to indemnify and hold harmless Seller, to the extent permitted by applicable law, from and against all Damages asserted against or incurred by Seller as a result of any inaccuracy as of the Closing Date of any representation or warranty of Buyer contained in or made pursuant to Article III of this Agreement or nonfulfillment of or failure to perform any covenant or agreement on the part of Buyer contained herein (“Seller Claims”); provided, however, that Buyer’s obligation to indemnify Seller for any Damages pursuant to this Section 8.3(g) shall be effective and Buyer shall be liable only to the extent that (i) written notice of a Seller Claim in respect of such Damages, specifying in detail the basis therefor and referring to this Section 8.3(g), has been received by Buyer on or prior to the date specified by Section 8.3(b), and (ii) the aggregate amount of all such Damages for which Buyer is liable under this indemnity exceeds the Threshold Amount, in which case, Buyer shall be liable only for the amount of Damages that is in excess of the Threshold Amount. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate indemnity obligation of Buyer be in excess of the amount of the Cap. Buyer and Seller agree that Seller’s sole remedy for claims for any breach by Buyer of this Agreement shall be limited to Buyer’s indemnity obligations pursuant to this Section 8.3(g).

(h) The obligations and liabilities of Seller and Buyer with respect to Buyer Claims or Seller Claims resulting from claims made by third parties (“Third Party Claims”) shall be subject to the following terms and conditions:

     (i) The indemnified party will give the indemnifying party prompt notice of any such Third Party Claim, and, upon written acknowledgement of its obligation to provide indemnity hereunder, the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it; provided, however, that failure of an indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that the indemnifying party demonstrates actual material damage caused by such failure;

     (ii) If the indemnifying party, within a reasonable time (but in no event later than thirty (30) days) after notice of any such Third Party Claim, fails to defend the indemnified party against which such Third Party Claim has been asserted or fails to reasonably pursue such defense by appropriate actions or proceedings promptly taken or instituted and diligently pursued, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying party;

     (iii) In the event the indemnifying party elects to assume control of the defense and investigation of such Third-Party Claim in accordance with this Section 8.3(h), the indemnified party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided, however, that, if the named persons to a lawsuit or other legal action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to indemnifying party, the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing;

     (iv) Anything in this Section 8.3(h) to the contrary notwithstanding, (A) if there is a reasonable probability that a Third Party Claim may materially and adversely affect the indemnified party, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third Party Claim; provided, however, that if such Third Party Claim is settled without the indemnifying party’s consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such Third Party Claim, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third Party Claim, (B) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such Third Party Claim, and (C) Seller and Buyer agree to cooperate with each other, in all reasonable respects, with respect to the defense, settlement or compromise of any Third Party Claims; and

     (v) After the date of this Agreement and prior to the Closing, Seller shall have the right at any time or from time to time to supplement or amend the Disclosure Letter with respect to any matter required to be set forth or described in the Disclosure Letter. For purposes of the rights and obligations of the parties hereunder, upon the occurrence of the Closing, any such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement for purposes of satisfying a condition to Closing but not for purposes of avoiding indemnification obligations due to the breach of a representation or warranty made by Seller. Notwithstanding the previous sentence, the delivery of any such supplement or amendment by Seller shall not absolve Seller from liability for indemnity or the failure to satisfy a condition to Closing due to the breach of any representation or warranty which was untrue when made.

Section 8.4 Public Disclosure.

Each of the parties to this Agreement hereby agrees with the other party hereto that, (i) except as may be required to comply with applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance and in writing by all parties hereto, and (ii) no press release shall be issued by the Seller announcing the execution of this Agreement. Each of Seller and Buyer agree that any public announcement required by applicable law shall only be made after reasonable notice to the other party and (in the case of notice by Buyer) the Company. Notwithstanding the foregoing, any public announcement or other disclosure relating to the termination of this Agreement pursuant to Section 8.1 will include the statement “[t]he parties have mutually agreed to terminate the agreement in accordance with its terms,” and will not include any statement inconsistent with the foregoing. Each party agrees that it will not at any time publish or communicate to any person or entity any disparaging statement concerning the other party or such other party’s parents, subsidiaries and affiliates, and their respective partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.

Section 8.5 Assignment.

Except as provided in the following sentence, this Agreement may not be assigned. Buyer may assign its rights under this Agreement in whole or in part to (i) an affiliate of Buyer that will take title to the Shares and will assume all obligations of Buyer hereunder or (ii) any financial institution providing purchase money or other financing to Buyer from time to time as collateral security for such financing; provided, however, that in such event, Buyer will remain fully liable for the fulfillment of all such obligations. This Agreement shall be binding upon and inure to the benefit of successors of the parties hereto.

Section 8.6 Non-Competition Agreement.

(a) Seller, in order to induce Buyer to enter into this Agreement, and in consideration for $5 million of the Purchase Price to be paid to it by Buyer at Closing, expressly covenants and agrees, to the extent permitted by applicable law, that for a period beginning on the date hereof and ending four years after the Closing Date, Seller will not, and will not permit any of its affiliates to, directly or indirectly: (i) engage or participate at any U.S. Government site, whether located in the U.S. or otherwise, in any business with the U.S. Government of the type conducted by the Company or the Subsidiaries on the Closing Date that provides facilities management services for the entire facility, contingency support services or technical temporary employee placement services (provided, however, this limitation does not include providing activities such as: (x) security services, operations and maintenance functions for a portion of the facility or services relating to building controls, energy savings or other products or services provided by Seller’s Controls Division or (y) related to the Joint Military Services (Army/Air Force/Navy/Marine Corps) program known throughout the government services industry as “Project Guardian” or otherwise referred to as “Force Ten”, “Force Eleven”, “Force Twelve”, “Force Thirteen” and “Force Fourteen” to be issued by various federal agencies as such projects exist under the U.S. Government or as it may be changed in the future), (ii) except for Laura Mitchell, employ, engage, seek to employ or engage or directly solicit or encourage any employee, officer or consultant employed or retained by the Company on the Closing Date or since June, 2004 in connection with the operations of the Company (provided, however, this limitation does not include general public solicitations through the posting of job opportunities or otherwise and an individual’s response thereto given that Seller routinely makes such general public solicitations) or (iii) cause or attempt to cause (A) any client, customer or supplier of the Company or any Subsidiary to terminate or materially reduce its business with the Company and the Subsidiaries or (B) any officer, employee or consultant of the Company or Subsidiary to resign or sever the relationship with the Company or a Subsidiary. Notwithstanding the foregoing, the parties acknowledge that Seller has entered into written agreements with the individuals or entities set forth on Exhibit D hereto providing for special compensation arrangements and contingent offers of employment for such individuals or entities. Notwithstanding anything to the contrary set forth herein, Seller may after such date that is twenty-two (22) business days after January 10, 2005 employ any individual or entity set forth on Exhibit D hereto who has not accepted an offer letter to continue employment with the Company after the Closing. The parties acknowledge the unique value of such key employees to the Company, both with respect to their contributions to the successful performance of existing contracts and their ability to facilitate the procurement of new contracts through their knowledge of customer needs and bidding procedures, their credibility with customers and their credentials as evidence of the ability of the Company to successfully perform the contracts obtained; and, Seller expressly covenants and agrees, to the extent permitted by applicable law, that the remedy at law for any breach of this Section 8.6 will be inadequate and that, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. To the extent that any part of this provision may be invalid, illegal or unenforceable for any reason, it is intended that, to the extent permitted by applicable law, such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part if more limited in scope would have been enforceable and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b) Notwithstanding anything contained in paragraph (a) of this Section 8.6 to the contrary, after the Closing, Seller may conduct, directly or through its subsidiaries, any business conducted by them (exclusive of the Company and its Readiness Management Support, LLC Subsidiary) on the Closing Date.

Section 8.7 Entire Agreement.

This Agreement, together with the Confidentiality Agreement (which shall remain in full force and effect), the Disclosure Letter, and all exhibits hereto, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any other persons any rights or remedies hereunder.

Section 8.8 Disclosure Letter.

The inclusion of any matter in the Disclosure Letter shall (i) not be deemed to constitute an admission by Seller or Buyer or otherwise imply that any such matter is material for the purposes of this Agreement and (ii) be deemed to relate to the particular sections of this Agreement to which such matter is specifically referenced or cross-referenced; provided that no specific cross-reference is necessary to the extent that it is apparent from such disclosure that it would qualify or apply to any other section.

Section 8.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Section 8.10 Section Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.11 Notices.

All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally, by telex, telegram, or facsimile transmission, or by registered or certified mail (return receipt requested) or nationally recognized private courier to the other party at the following address for such party (or at such other address as shall be specified by like notice):

(a) if to Seller, to:

Johnson Controls, Inc.
5757 N. Green Bay
Milwaukee, Wisconsin 53209
Attention: General Counsel

With a copy to:

Johnson Controls, Inc.
5757 N. Green Bay
Milwaukee, Wisconsin 53209
Attention: Vice President - Corporate Development

(b) if to Buyer, to:

IAP Worldwide Services Inc.
413 Western Lane
Irmo, SC 29063
Facsimile No.: (803) 798-1635
Attn: David Myers

With a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005

Facsimile No.: (212) 822-5735
Attn: Roland Hlawaty, Esq.

Any notice given by mail or telegram or facsimile transmission shall be effective when received. Any notice given by telex shall be effective when the appropriate telex answerback is received.

Section 8.12 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.13 Illegality.

In case any provision in this agreement shall be invalid, illegal, or unenforceable, to the extent permitted by applicable law, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.14 Definitions.

The following terms shall have the respective meanings specified in the indicated Sections of this Agreement:

Term	Agreement Section
Accounting Principles	1.2(c)
Accounting Referee	4.7
Acquisition Proposal	5.16
Agreement	Recitals
Allocation Agreement	4.6
Base Net Working Capital Amount	1.2(a)
Buyer	Recitals
Buyer Claims	8.3(e)
Cap	8.3(e)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	1.2(d)
Code	2.17(b)
Company	Recitals
Company Employee	5.15(a)
Confidentiality Agreement	5.1
Current Assets	1.2(c)
Current Liabilities	1.2(c)
Damages	8.3(e)
Designated Accountant	1.2(d)

Term	Agreement Section
Disclosure Letter	1.5
Disclosure Letter Delivery Date	1.5
Employee Benefit Plans	2.17(a)
Environmental Laws	2.19(j)
ERISA	2.17(a)
ERISA Affiliate	2.17(c)
Final Net Working Capital Amount	1.2(d)
Financial Statements	2.5
Foreign Employees	2.17(g)
GAAP	2.5
Government Bid	2.20(a)
Government Contract	2.20(a)
Hart-Scott-Rodino Act	2.1
Industrial Security Regulations	5.4
Intellectual Property	2.18
Intercompany Agreements	5.14
Intercompany Account	5.13
Interim Financial Statements	2.6
Investment Entities	2.4(b)
JCBAS	Recitals
JCMS	2.17(c)
JCSS	Recitals
Johnson Controls Pension Plan	5.15(d)
Leases	2.9
Material Adverse Effect	2.10
Multiemployer Plan	2.17(c)
Net Working Capital	1.2(c)
Notice of Objection	1.2(d)
1934 Act	2.1
Parties	Recitals
Pension Plan	2.17(c)
Plan	2.17(a)
Preliminary Purchase Price	1.2(a)
Purchase Price	1.2(a)
Purchase Price Report	1.2(d)
Q Clearances	5.4
Reference Date Balance Sheet	1.2(a)
Retained Contracts	5.7
Retained Debt	5.13(b)
Seller	Recitals
Seller Claims	8.3(g)
Seller Marks	5.6
Seller Proprietary Software	9.3(b)
Seller’s Knowledge	2.10
Shares	Recitals
Software	9.3(a)
Straddle Period	4.5

Term	Agreement Section
Subsidiaries	2.4(a)
Taft-Hartley Act	2.17(b)
Tax	2.15
Tax Proceeding	4.5
Tax Returns	2.15
Taxing Authority	2.15
Third Party Claims	8.3(h)
Third Party Software	9.3(e)
Threshold Amount	8.3(e)
Transferred Plan	5.15(d)
WARN	5.12
Welfare Plan	2.17(e)

ARTICLE IX — POST-CLOSING COOPERATION

Section 9.1 Post-Closing Access, Information and Cooperation.

The parties contemplate that there may be a continuing need for access to information, data, systems or personnel, post-Closing, to allow both parties to complete all necessary transactions, reorganizations, reporting requirements, filings, audits or any other post-Closing matters, including without limitation with respect to any financial audit of the Company to be conducted by its independent auditing firm. The parties will cooperate with each other and provide reasonable access to information, data, systems and personnel in their respective control, post-Closing. In addition, to the extent requested by Buyer, the Parties shall negotiate in good faith and execute one or more transition services agreements prior to the Closing covering such services as may be necessary post-Closing in order to permit the Company to operate on a stand alone basis, including without limitation facilities, benefit plans, payroll, information systems, shared or common software licenses, operations and accounting, with reasonable compensation arrangements for such services.

Section 9.2 Post-Closing Cooperation Regarding Employee Benefit Plans.

In the event Seller is unable to reasonably create employee benefit plans for employees of JCSS, JCBAS and JCMS, by the Closing Date, such employees may continue to participate in Employee Benefit Plans until January 1, 2005. Buyer and Seller shall negotiate in good faith and execute any agreements necessary to provide for such participation after the Closing Date and the reimbursement of Buyer by Seller for any costs related thereto. Seller shall fully indemnify Buyer, the Company and its Subsidiaries with respect thereto.

Section 9.3 Intellectual Property License.

(a) For the purpose of this Section 9.3, the term “Software” shall mean the source code and object code versions of any applications, programs, operating system software, computer software languages, utilities, other computer programs and related documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and related documentation are recorded or printed, together with all corrections, improvements, updates, releases or revisions thereof.

(b) Seller hereby grants to the Company and its Subsidiaries a perpetual, exclusive (subject to the exception set forth below), worldwide, irrevocable, transferable, royalty-free license to use, copy, maintain, modify, enhance, perform, display, distribute and create derivative works of, and to sublicense any and all of the foregoing rights to third parties, all Software owned, acquired or developed by Seller or its subsidiaries and used in connection with the business or operation of the Company and the Subsidiaries as conducted prior to Closing, including, without limitation, the interfaces, customizations and configuration of the off-the-shelf third party software commonly referred to by Seller as the “Business Operating System”, and excluding Seller’s Metasys® building automation software (collectively, the “Seller Proprietary Software”). Notwithstanding the foregoing, Seller retains the right to use, copy, maintain, modify, enhance, perform, display, distribute and create derivative works of, the Seller Proprietary Software for its own internal business purposes and to sublicense such rights to its subsidiaries for their own internal business purposes, provided, that neither Seller nor its subsidiaries may license or sublicense the Seller Proprietary Software to a third party. Neither the Company nor any of its Subsidiaries shall transfer or sublicense any Seller Proprietary Software to a non-affiliate of any of them, provided that the foregoing restrictions shall not be applicable to (i) any sublicense in connection with a joint venture or teaming arrangement in the ordinary course of business of the Company or its Subsidiaries and (ii) any sale, transfer or other disposition of all or a material portion of the assets or the business of the Company and its Subsidiaries by way of merger consolidation, equity or asset sale or otherwise.

(c) Any modifications or enhancements to the Seller Proprietary Software created by or on behalf of the Company or one of its Subsidiaries after the Closing Date shall be owned by the Company.

(d) Seller hereby grants to the Company and its Subsidiaries a perpetual, non-exclusive, worldwide, irrevocable, transferable, royalty-free license to use, copy, maintain, modify, enhance, perform, display, distribute and create derivative works of, and to sublicense any and all such rights to third parties, Seller’s Metasys® building automation software (including all corrections, improvements, updates, releases or revisions thereof provided by Seller for sale to the public) solely for continued use at any existing Company customer site as of the date hereof. Seller hereby grants to the Company and its Subsidiaries for a period of two years following the Closing, a non-exclusive, worldwide, irrevocable, transferable, license, to use, copy, maintain, modify, enhance, perform, display, distribute and create derivative works of, and to sublicense any and all such rights to third parties, Seller’s Metasys® building automation software (including all corrections, improvements, updates, releases or revisions thereof provided by Seller for sale to the public) for use at any new Company customer site, on Seller’s branch transfer pricing terms that are at least as favorable as those applicable to any of Seller’s subsidiaries.

(e) For a mutually agreed transition period following Closing (of not less than twelve (12) months), Seller will provide a sublicense to the Company and its Subsidiaries to use any Software licensed or leased or otherwise obtained by Seller from a third party that is used in connection with the business or operations of the Company and the Subsidiaries as conducted prior to Closing (“Third Party Software”), including, without limitation, all Third Party Software necessary to operate the Business Operating System. Following this mutually agreed transition period, Buyer shall be responsible for purchasing or licensing any Third Party Software necessary for the conduct of the business.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

JOHNSON CONTROLS, INC.	IAP WORLDWIDE SERVICES INC.

/s/ John P. Kennedy	/s/ David Myers

John P. Kennedy	David Myers
President, Controls Group	Chairman

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) to that certain Stock Purchase Agreement by and between Johnson Controls, Inc. (“Seller”) and IAP Worldwide Services Inc. (“Buyer,” and with Seller, the “Parties”), dated December 17, 2004 (the “Agreement”) is executed this 11th day of February, 2005 and amends the Agreement as provided for below pursuant to Section 7.1 of the Agreement. Except as expressly modified herein, the Agreement shall remain in full force and effect as originally executed.

1.	Definition of “Preliminary Purchase Price”. Section 1.2(a) of the Agreement is amended to define “Preliminary Purchase Price” as $ 260.1 million ($260,100,000).

2.	Definition of “Base Net Working Capital Amount”. Section 1.2(a) of the Agreement is amended to define “Base Net Working Capital Amount” as $64 million ($64,000,000). The amount set forth opposite “Plus Adjustment Agreed Upon By the Parties**” on Exhibit A of the Agreement shall be $17,405, which amount, for the avoidance of doubt, shall refer to an actual amount equal to $17,405,000.

3.	Indemnification; Section 8.3(e)(x). Section 8.3(e) (x) of the Agreement is amended to include indemnity for Damages arising out of or relating to items 1, 2, 3 and 6 set forth on Exhibit A to this Amendment, subject to the limitations in Section 8.3(e), provided that Damages related to item 3 are also subject to the additional Cap specified in part (A) of the second to last sentence of Section 8.3(e).

4.	Indemnification; Section 8.3(f). Section 8.3(f) of the Agreement is amended to include indemnification for Damages arising out of or relating to items 4 and 5 set forth on Exhibit A to this Amendment.

5.	Closing Date. Section 1.3 of the Agreement is amended to set the Closing Date as March 15, 2005. Section 8.1 of the Agreement is amended to replace “February 28, 2005” in the first sentence with “March 31, 2005”.

6.	Capitalized Terms; References. Any capitalized terms not defined in this Amendment shall have the meaning set forth in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to the “Agreement” and “this Agreement” and each other reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended hereby

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

8.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF

     IN WITNESS WHEREOF, this Amendment has been signed on behalf of each of the parties hereto as of the date first above written.

JOHNSON CONTROLS, INC.	IAP WORLDWIDE SERVICES INC.

/s/ Jerome D. Okarma	/s/ David Myers

Jerome D. Okarma	David Myers
Vice President, Secretary and	Chairman
General Counsel

Exhibit A to
Amendment No. 1 to
Stock Purchase Agreement
Dated December 17, 2004

1. RMS AFCAP

The matters set forth on Schedule 2.7, Item 3 of the Disclosure Letter, Schedule 2.20(b) of the Disclosure Letter, Schedule 2.20(d)(ii)(x), Item 3 of the Disclosure Letter and Schedule 2.24(vi), Item 1 of the Disclosure Letter as described below:

AFCAP issued task order 5076 to Readiness Management Support, LLC (“RMS”) to build an expeditionary village at Al Udeid AB, Qatar in late 2002. RMS directly contracted for power production and subcontracted to Fluor for self-performing the site preparation and erection of modular housing. Fluor’s modular housing supplier, International Building Systems (“IBS”), delivered units that did not meet several material and assembly specifications that were included in the final purchase order. There were disagreements between the customer in the field and the Air Force staff in the United States over the required speed of production and degree of permanence of the units. Fluor terminated IBS and initiated legal action to recover the cost of bringing the units up to specifications and completing the on-site construction. During this process, the Air Force contracting officer was routinely advised of status. In November, 2003, the contracting officer issued a termination for convenience letter for task order 5076. RMS and Fluor jointly prepared and submitted a settlement proposal to the Air Force, a response to which is expected by March, 2005. The maximum exposure in settling this issue for RMS is approximately $26 million. RMS has not paid Fluor for the cost overruns and has not recognized cost/revenue on these costs.

2. Audits of RMS

Damages arising from any audit (including those conducted by the DCAA) of RMS with respect to the periods prior to the Closing Date.

3. Los Alamos DOE Fuel Consumption Dispute

The matters set forth on Schedule 2.10(a) to the Disclosure Letter and Schedule 2.19(c), Item 2 of the Disclosure Letter as described below:

As part of its duties at LANL, the Company oversaw the operation of a back-up steam plant in area TA-21. The tank held diesel fuel to supply the boilers when they were needed. However, the facility was seldom operated. The duties of the Company’s personnel included monitoring the contents of the above-ground storage tank. In 2002 it was discovered that fuel was missing from the tank. Indications are that the fuel leaked from a portion of the 80-foot underground line running from the tank to the boilers. A part of the line had been replaced in the mid 1990s because it was corroded, but the remaining part of the line, which had neither wrapping nor cathodic protection, was not replaced because of LANL budgetary constraints. The Company was previously charged approximately $300,000 for the investigation and assessment of this matter. No remediation has been undertaken and no further demands have been made on the Company relating to this matter. However, the contract is not yet closed out and this issue could come up again as part of the closeout.

4. Transferred Entities

The matters set forth on Schedule 2.8(vii), Items 2-4 of the Disclosure Letter and Schedule 5.3, Items 4-6 of the Disclosure Letter as described below and any matters relating to the following entities (or their business or operations) or as a result of their transfer to Seller:

(a) On or about December 31, 2004, the Company transferred to Seller all remaining assets of American Power Technologies, Inc. (“APT”), acquired by the Company and merged into the Company in 2000. This operation was part of the commercial facilities management business and was transferred to the Seller in 2002. However, the prior asset transfer in 2002 had not transferred APT’s interest as an insured under various insurance policies to the Seller. The Seller was served in December, 2004 with a lawsuit against APT and the Company. As part of this clean up asset transfer, the Seller agreed to defend and indemnify the Company against any claims arising out of the APT assets or operations.

(b) On or about December 31, 2004, the Company transferred it’s 20% interest in CFI Solutions, Inc. to the Seller as a housekeeping item. This ownership interest is in a discontinued operation related to the commercial facility management business, was not reflected in the Company’s financials and is not part of this transaction.

(c) On or about December 31, 2004, the Company transferred it’s 20% interest in Computerized Facility Integration, LLC to the Seller as a housekeeping item. This ownership interest is in a discontinued operation related to the commercial facility management business, was not reflected in the Company’s financials and is not part of this transaction.

5. Subrogation Claim related to the World Trade Center Collapse

The matters set forth on Schedule 2.10(d) of the Disclosure Letter as described below:

Several insurers who paid property damage claims to Con Edison for damage resulting from collapse of World Trade Center 7 have brought a subrogation action. American Power Technologies, Inc. is a named party. JCWS acquired APT in 2000 and APT was merged into JCWS that same year. JCWS was served with a complaint on or about December 6, 2004 in a lawsuit that was apparently filed September 10, 2004. American Power Technologies, Inc. is one of over forty defendants. This action seeks to recover an unspecified sum for property damage resulting from the destruction of a substation and related electrical equipment owned by Consolidated Edison of New York. The substation was located under WTC 7, which caught fire and collapsed into the substation several hours after the twin towers fell. It is alleged, in very general terms, that APT was one of the “Construction Defendants” who were involved in the design, construction, installation, maintenance etc. of the various building systems of WTC 7. More specifically, it is alleged that both the City of New York and Citigroup had contracted with various “construction defendants” to design and install back-up power generating systems within WTC 7, including large diesel fuel storage tanks. APT’s specific involvement is not alleged, but this type of construction was their line of business. It is alleged that the entire back up power system was improperly designed, installed, etc. allowing the tanks to catch fire, resulting in damage to WTC 7’s support structure, leading to the collapse of the building and the damage to the Con Ed substation. JCWS, Inc. (the old IFM business in Alpharetta), acquired the stock of APT in a Stock Purchase Agreement in 2000. APT was merged into JCWS, effective 12/31/00 and articles of merger were filed in New York and 18 other states where JCWS was licensed to do business.

6. Afghan Plane Crash

The crash of the Kam-Air 737-200 airliner in Afghanistan on or about February 3, 2005.